UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MEDASSETS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

April 25, 2012

Dear Stockholders:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2012 Annual Meeting of Stockholders of MedAssets, Inc. on June 21, 2012 at 11:00 a.m. local time, at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022. The purpose of the meeting is to: elect three Class II directors; ratify the appointment of our independent registered public accounting firm; and approve, by non-binding advisory vote, the executive compensation of our named executive officers.

The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide details on the matters on which you are being asked to vote. Also enclosed is a proxy/voting instruction card as well as a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to vote promptly through our internet site at www.medassets.com, by telephone or by completing and returning the enclosed proxy card in the enclosed return envelope, to ensure that your shares will be represented at the meeting. If you do attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

Sincerely yours,

John A. Bardis Chairman, President and Chief Executive Officer

MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2012

To the Stockholders of MedAssets, Inc.:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of MedAssets, Inc., a Delaware corporation (the “Company”), will be held at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, on June 21, 2012 at 11:00 a.m. local time, for the following purposes:

1. to elect three Class II directors to serve for a three-year term until the annual meeting of the Company’s stockholders to be held in 2015;

2. to ratify the appointment by the Board of Directors of the Company of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012;

3. to approve, by non-binding advisory vote, the executive compensation of our named executive officers; and

4. to transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 25, 2012 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, in the Investor Relations office at the Company’s address listed above.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed. Alternatively for your convenience, you can cast your vote on the internet through our Company website at www.medassets.com or by telephone.

By order of the Board of Directors,

Jonathan H. Glenn Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary

April 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on June 21, 2012.

The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.medassets.com.

MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

PROXY STATEMENT

GENERAL

The Board of Directors of MedAssets, Inc. (the “Company”) is furnishing this proxy statement (the “Proxy Statement”) to all stockholders of record in connection with its solicitation of proxies for the 2012 annual meeting of stockholders of the Company (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters in Alpharetta, Georgia, located at 200 North Point Center East, Suite 200, on June 21, 2012 at 11:00 a.m., local time. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is being mailed to all stockholders with this Proxy Statement. The Company’s Annual Report on Form 10-K is also available on the internet in the Investor Relations section of the Company’s website at www.medassets.com. The approximate mailing date of this Proxy Statement is May 11, 2012.

Proxy Information

Proxies in the form enclosed are being solicited by, or on behalf of, the Company’s Board of Directors (the “Board of Directors” or the “Board”). The persons named in the accompanying form of proxy have been designated as proxies by the Board of Directors.

The Board unanimously recommends a vote: (i) FOR the nominees for election as Class II directors of the Company listed herein; (ii) FOR the ratification of the appointment by the Board of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012; and (iii) FOR the approval of the compensation of our named executive officers.

Stockholders who submit proxies may revoke them at any time before they are voted by either submitting a new proxy or by personal ballot at the Annual Meeting.

Record Date and Voting

As of April 25, 2012, the Company had outstanding 58,320,767 shares of common stock, par value $.01 per share, entitled to be voted at the Annual Meeting. Each share is entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on April 25, 2012 will be entitled to vote at the Annual Meeting. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card, to vote in person at the Annual Meeting, to vote by telephone or to vote promptly through our internet site at www.medassets.com.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” These proxy materials are being forwarded to you by your broker, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Under Delaware law and the Company’s by-laws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Abstentions and broker non-votes are considered to be shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under Delaware law, the Company’s certificate of incorporation and the by-laws, directors are elected (as described in Proposal No. 1 below) by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. The proposal to ratify the appointment of our independent auditors (as described in Proposal No. 2 below) must be ratified by the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting. The advisory proposal to adopt a resolution approving the compensation of our named executive officers (as described in Proposal No. 3 below) requires the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of a vote for the purpose of electing directors. Brokers do not have discretionary voting power with respect to an election of directors or Proposal No. 3. With respect to Proposal No. 2, abstentions are considered to be shares entitled to vote and, therefore, abstentions will have the effect of votes against Proposal No. 2. With respect to Proposal No. 3, broker non-votes are not considered to be shares entitled to vote, but abstentions are considered to be shares entitled to vote and, therefore, abstentions will have the effect of votes against Proposal No. 3.

Stockholders of record may appoint proxies to vote their shares by signing, dating and mailing the enclosed proxy card in the envelope provided. Proxies will be voted as directed, unless revoked at or before the Annual Meeting. Any stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a stockholder advises the Corporate Secretary of the revocation in a writing, including a later-dated proxy, that is received by the Corporate Secretary on or before June 20, 2012.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides summary information regarding the beneficial ownership of shares of our common stock as of April 25, 2012 by: (i) each of our directors and director nominees; (ii) each of our executive personnel who have been deemed named executive officers, or “NEOs” pursuant to Securities and Exchange Commission (“SEC”) rules, as set forth in the tables in the section “Compensation of our Named Executive Officers”; (iii) all of our executive officers and directors as a group and (iv) each person or group known to the Company to beneficially own more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules promulgated by the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our common stock is based on 58,320,767 issued shares of our common stock outstanding as of April 25, 2012.

Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned

NEOs and Directors(2)
John A. Bardis(3)	2,131,831	3.7%
Rand A. Ballard(4)	498,043	*
Charles O. Garner(5)	202,431	*
Allen W. Hobbs(6)	124,686	*
Gregory A. Strobel(7)	72,579	*
Harris Hyman IV(8)	70,737	*
Vernon R. Loucks, Jr.(9)	82,175	*
Terrence J. Mulligan(10)	221,452	*
C.A. Lance Piccolo(11)	163,818	*
John C. Rutherford(12)	155,031	*
Samuel K. Skinner(13)	19,795	*
Bruce F. Wesson(14)	148,990	*

Executive Officers and Directors (as a group)
(16 persons)(15)	4,277,967	7.3%

5% Stockholders

Tremblant Capital Group (16) 767 Fifth Avenue New York, New York 10153	4,823,429	8.3%

Brown Capital Management, LLC(17) 1201 N. Calvert Street Baltimore, MD 21202	4,397,180	7.5%

Galen Management, L.L.C. (18) 680 Washington Blvd, 11th Floor Stamford, CT 06901	3,465,842	5.9%

Eagle Asset Management, Inc. (19) 880 Carillon Parkway St. Petersburg, Florida 33716	3,363,844	5.8%

SAC Capital Advisors LP (20) 72 Cummings Point Road Stamford, CT 06902	3,238,369	5.6%

Senator Investment Group LP (21) 510 Madison Avenue, 28th Floor New York, New York 10022	3,147,200	5.4%

*	Less than one percent

(1)

Pursuant to regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any stock option, stock-settled stock appreciation right ("SSAR"), warrant or right. The number of shares of common stock issuable upon the exercise of SSARs as described below is based on the closing market price of the Company's common stock on April 25, 2012. Any SSARs with exercise prices which are more than this price (including those which may be acquired upon exercise within 60 days) are excluded from the number of shares beneficially owned. The actual number of shares of common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company's common stock at the time of exercise.

(2)	The address of each officer or director listed in the table above is: c/o MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

(3)	Includes: (i) 112,378 shares of common stock that Mr. Bardis may be deemed to beneficially own through the Bardis Children 2007 Trust; (ii) 17,600 shares of common stock owned by immediate family members of Mr. Bardis; (iii) 106,472 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company's Long Term Performance Incentive Plan; (iv) 113,977 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012; and (v) 827 shares of common stock issuable upon the exercise of stock options which are scheduled to become exercisable within 60 days of such date.

(4)	Includes: (i) 77,234 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company's Long Term Performance Incentive Plan; (ii) 81,601 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012; and (iii) 1,330 shares of common stock issuable upon the exercise of stock options which are scheduled to become exercisable within 60 days of such date.

(5)	Includes: (i) 158,045 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company's Long Term Performance Incentive Plan; (ii) 15,495 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012; and (iii) 641 shares of common stock issuable upon the exercise of stock options which are scheduled to become exercisable within 60 days of such date.

(6)	Includes: (i) 24,510 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company's Long Term Performance Incentive Plan; (ii) 99,872 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012; and (iii) 304 shares of common stock issuable upon the exercise of stock options which are scheduled to become exercisable within 60 days of such date.

(7)	Includes: (i) 14,045 shares of unvested restricted common stock subject to performance and service vesting criteria issued under the Company's Long Term Performance Incentive Plan; (ii) 43,411 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012; (iii) 1,211 shares of common stock issuable upon the exercise of SSARs exercisable as of April 25, 2012; (iv) 3,508 shares of common stock issuable upon the exercise of stock options which are scheduled to become exercisable within 60 days of such date; and (v) 404 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date.

(8)	Includes: (i) 7,093 shares of unvested restricted common stock subject to service vesting criteria issued under the Company's Long Term Performance Incentive Plan; and (ii) 41,638 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012.

(9)	Includes: (i) 5,910 shares of unvested restricted common stock subject to service vesting criteria issued under the Company's Long Term Performance Incentive Plan; and (ii) 3,310 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012.

(10)	Includes: (i) 174,352 shares that Mr. Mulligan may be deemed to beneficially own through the Terrence J. Mulligan Living Trust; (ii) 8,275 shares of unvested restricted common stock subject to service vesting criteria issued under the Company's Long Term Performance Incentive Plan; and (iii) 34,688 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012. Does not include shares of common stock owned by immediate family members of Mr. Mulligan; Mr. Mulligan disclaims beneficial ownership of such shares.

(11)	Includes 41,638 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012.

(12)	Includes 37,199 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012.

(13)	Includes 5,910 shares of unvested restricted common stock subject to service vesting criteria issued under the Company's Long Term Performance Incentive Plan.

(14)	Includes: (i) 7,565 shares of unvested restricted common stock subject to service vesting criteria issued under the Company's Long Term Performance Incentive Plan; and (iii) 58,859 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012.

(15)	Includes: (i) 695,649 shares of unvested restricted common stock subject to service and performance vesting criteria issued under the Company's Long Term Performance Incentive Plan; (ii) 618,238 shares of common stock issuable upon the exercise of stock options exercisable as of April 25, 2012; (iii) 1,211 shares of common stock issuable upon the exercise of SSARs exercisable as of April 25, 2012; (iv) 8,752 shares of common stock issuable upon the exercise of stock options which are scheduled to become exercisable within 60 days of such date; and (v) 404 shares of common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of such date.

(16)	Based upon a Schedule 13G filed with the SEC on February 14, 2012 by Tremblant Capital Group.

(17)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2012 by Brown Capital Management, LLC.

(18)	Based upon a joint Schedule 13G/A filed with the SEC on February 13, 2012 by Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Galen Partners IV, L.P., Galen Partners International IV, L.P., Galen Employee Fund IV, L.P., Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., L. John Wilkerson and Bruce F. Wesson.

(19)	Based upon a Schedule 13G filed with the SEC on January 25, 2012 by Eagle Asset Management, Inc.

(20)	Based upon a joint Schedule 13G filed with the SEC on April 16, 2012 by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors,Inc., CR Intrinsic Investors, LLC and Steven A. Cohen.

(21)	Based upon a Schedule 13G filed with the SEC on March 12, 2012 by Senator Investment Group LP.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Set forth below are the names of the persons nominated as directors as well as those whose terms do not expire this year, their ages (as of April 25, 2012), their offices in the Company, if any, background information about their principal occupations or employment and the length of their tenure as directors.

Name	Age	Position
John A. Bardis	55	Director (Chairman), President and Chief Executive Officer
Rand A. Ballard	57	Director, Senior Executive Vice President, Chief Customer Officer
Patrick. T. Ryan(1)	53	Director, President, Spend and Clinical Resource Management Segment
Samantha Trotman Burman(2)	44	Director
Harris Hyman IV(3)	52	Director
Vernon R. Loucks, Jr.(4)	77	Director
Terrence J. Mulligan(4)	66	Director (Vice-Chairman)
C.A. Lance Piccolo(4)	71	Director
John C. Rutherford(3)	62	Director
Samuel K. Skinner(4)	73	Director
Bruce F. Wesson(3)	69	Director (Vice-Chairman)

(1)	Mr. Ryan resigned from the Board and the Company effective May 26, 2011. Mr. Ryan’s decision to resign did not involve any disagreement with the Company, our management or the Board.

(2)	Ms. Burman resigned from the Board effective March 9, 2012. Ms. Burman’s decision to resign did not involve any disagreement with the Company, our management or the Board.

(3)	Current member of our Audit Committee.

(4)	Current member of our Compensation, Governance & Nominating Committee.

John A. Bardis founded MedAssets in June 1999 and has served as Chairman, President and Chief Executive Officer since its inception. Beginning with American Hospital Supply and Baxter International, he held various senior management positions, including Vice President of the Baxter Operating Room Division and General Manager of the Eastern Zone. Mr. Bardis left Baxter in 1987 to join Kinetic Concepts. Kinetic Concepts, a NASDAQ traded company, was the nation’s largest specialty bed and medical equipment rental company at the time of his departure as President in 1992. From 1992 to 1997, Mr. Bardis was President and CEO of TheraTx, Inc., another NASDAQ traded company, which was a leading provider of rehabilitation services and operator of skilled nursing facilities. In 1995, TheraTx was named the second fastest growing public company in America by INC. Magazine, growing from $15mm to over $500mm in revenue in 5 years. Mr. Bardis was named Entrepreneur of the year by INC Magazine in 1995. Mr. Bardis graduated with a B.S. in Business from the University of Arizona. Mr. Bardis is the founder of Hire Heroes USA and is Chairman of the Atlanta Fire Youth Hockey Club. Mr. Bardis was Team Leader of the U.S. Greco-Roman Wrestling Team for the 2007 World Championships and the 2008 Beijing Olympics. In 2011, Mr. Bardis was appointed to the board of the United States Anti-Doping Agency (USADA). Mr. Bardis has more than 25 years of experience in the healthcare industry. Mr. Bardis’ experience in growing companies and his knowledge of all aspects of the Company’s business and the healthcare industry strongly qualify him to continue to serve as the Company’s Chairman and Chief Executive Officer.

Rand A. Ballard has served as our Senior Executive Vice President since October 2008 and our Chief Customer Officer since October 2006. Mr. Ballard also served as Chief Operating Officer from October 2006 to March 2012. Mr. Ballard has been a director since 2003. Mr. Ballard served as President of MedAssets Supply Chain Systems and led our sales team prior to serving as Chief Operating Officer and Chief Customer Officer. Prior to joining MedAssets in November 1999, Mr. Ballard’s most recent experience was as Vice President, Health Systems Supplier Economics and Distribution for Cardinal Healthcare. Mr. Ballard holds an M.B.A. from Pacific Lutheran University with a triple major in finance, operations, and marketing. He was a deans’ list undergraduate at the U.S. Military Academy at West Point and holds a Bachelor of Science degree with concentration in nuclear physics, nuclear engineering, and business law. Mr. Ballard has served as Chairman of the Board of the Meals on Wheels Association of America Foundation and Chairman of the Healthcare Supply Chain Association (formerly the Healthcare Industry Group Purchasing Association). Mr. Ballard is Chairman of the Healthcare Industry Supply Chain Institute, serves as a Trustee of the Meals on Wheels Research Foundation and is Vice President of The Health Careers Foundation, a non-profit organization providing scholarships and low interest loans to non-traditional students pursuing a degree in the healthcare field. Mr. Ballard’s intimate knowledge of our current and potential clients garnered from his extensive experience in the healthcare industry position him well to serve on the Board of Directors.

Harris Hyman IV has served as a director and a member of the Audit Committee of the Board of Directors since March 2005. Mr. Hyman is Senior Principal of Flexpoint Ford LLC, a private equity firm focused on the healthcare and financial services sectors. From 2003 to 2007, Mr. Hyman served as a General Partner of Grotech Capital Group, a private equity firm where he was responsible for the firm’s healthcare investment activity. Prior to 2003, Mr. Hyman was a Managing Director of Credit Suisse First Boston, where he served as Co-Head of Healthcare Mergers and Acquisitions. Mr. Hyman served on the Board of Directors of United BioSource Corporation from 2003 to 2010 and currently serves on the Board of Directors of Eagle Hospital Physicians, Inc. Mr. Hyman received a B.S.E. degree, magna cum laude, from Princeton University and an M.B.A. from Harvard Business School. Mr. Hyman’s extensive experience in the healthcare industry, specifically with respect to the capital markets and mergers and acquisitions, allows him to provide an important perspective on the Company’s corporate operations.

Vernon R. Loucks, Jr. has served as a director since September 2007 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Loucks is Chairman of the Board of the Aethena Group, LLC, a health care merchant banking firm and Chairman of Advanced Proton Solutions, Inc. Mr. Loucks is the retired Chairman of Baxter International Inc., a healthcare company with operations in over 100 countries, where he held the title of Chief Executive Officer from 1980 through 1998 and Chairman of the Board from 1987 through 1999. Mr. Loucks served as Chief Executive Officer of Segway LLC and Senior Fellow of the Yale Corporation. Mr. Loucks served on the Board of Directors for Affymetrix, Inc. from 1993 to 2008, Anheuser-Busch Companies, Inc. from 1988 to 2008, Edwards Lifesciences Corp. from 2000 to 2008, Oscient Pharmaceuticals, Inc. (formerly Genome Therapeutics, inc.) from 2004 to 2005, Pain Therapeutics Inc. from 2003 to 2007, Segway, Inc. from 2000 to 2009, and recently retired as a director of Emerson Electric Co. having served on the Board since 1979. Mr. Loucks holds a bachelor’s degree in history from Yale University, a master’s degree from the Harvard Graduate School of Business Administration and is a veteran of the U.S. Marine Corps. Mr. Loucks brings over 40 years of experience in the healthcare industry to his service on the Board and his experience serving on the boards of directors of other publicly traded companies is also a valuable asset to the Board of Directors.

Terrence J. Mulligan has served as one of our directors since June 1999, and currently serves as Vice-Chairman of the Board of Directors and Chairman of the Senior Advisory Board. Additionally, he also serves as Chairman of the Compensation, Governance and Nominating Committee. Mr. Mulligan retired in 1996 from Baxter International, after serving 26 years with the company where he was Group Vice President of Health Systems, and prior to that, was Senior Vice President of Corporate Sales and Marketing. He was a member of both the Senior Management and Operating Management Committees at Baxter International. Since 2008,

Mr. Mulligan currently serves on the Board of Directors and Compensation and Governance Committees of Wellmark, Inc., headquartered in Des Moines, Iowa, and on the Board of Visitors of the Henry B. Tippie College of Business, the University of Iowa. Mr. Mulligan holds a B.S.S.E. from the University of Iowa. Mr. Mulligan served in the United States Army from 1968-1970 and was stationed in Heidelberg, Germany. Mr. Mulligan was awarded the Army Commendation Medal as a 1st. Lieutenant, for “Meritorious Service in Europe” in 1970. Mr. Mulligan brings over 40 years of experience in the healthcare industry, and the breadth and depth of his knowledge of the industry, his service on the compensation committees of three publicly traded companies and his exceptional tenure on the Board of Directors well qualifies him to serve as a director and as Chairman of the Compensation, Governance and Nominating Committee.

C.A. (Lance) Piccolo has served as one of our directors since April 2004 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo served on the Board of Directors of Chemtura Corporation from 1999 to 2009. Mr. Piccolo serves on the Board of Directors of American TeleCare, Inc., CVS Caremark Corporation, NovaMed, Inc. and Fidelis SeniorCare, Inc. Mr. Piccolo is a trustee of Boston University and a member of the Kellogg Graduate School of Management Advisory Board of Northwestern University. Mr. Piccolo holds a Bachelor of Science degree from Boston University. Mr. Piccolo is a veteran of the U.S. Marine Corps. attaining the rank of Captain. Mr. Piccolo’s extensive experience serving on the boards of directors of other publicly traded companies in the healthcare industry provides an important viewpoint for the Board of Directors.

John C. Rutherford has served as one of our directors since August 1999 and is a member of the Audit Committee of the Board of Directors. Mr. Rutherford previously served on our Compensation, Governance and Nominating Committee. From 1998 to 2012, Mr. Rutherford has served as a Managing Partner of Parthenon Capital, a private equity investment firm. From 1991 to 1998, Mr. Rutherford was the Chairman of the Parthenon Group, a consulting firm. Mr. Rutherford served on the Board of Directors of Kenexa Corp. from 1999 to 2006 and serves on the boards of several privately held companies. A native of Wellington, New Zealand, Mr. Rutherford holds a B.E. (1st Class Honors) degree from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School. Mr. Rutherford’s long experience in private equity investment and his significant tenure on the Board of Directors provides intimate and vital knowledge of the Company to the Board of Directors.

Samuel K. Skinner has served as one of our directors since November 2009 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. He is the retired Chairman, President and CEO of U.S. Freightways Corporation. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois (Urbana) and a J.D. degree from DePaul University Law School. Mr. Skinner was previously President of the Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). After retiring from Commonwealth Edison Company and Unicom, Mr. Skinner served as Co-Chairman of Hopkins & Sutter, a national law firm based in Chicago. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation and was credited with numerous successes, including the development of the President’s National Transportation Policy and the passage of landmark aviation and surface transportation legislation. From 1968 to 1977, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and was United States Attorney from 1975 to 1977. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm Sidley & Austin. Mr. Skinner served on the Board of Directors for Dade Behring Inc. from 2005 to 2009, Midwest Air Group, Inc. from 1996 to 2008 and APAC Customer Services, Inc. from 2006 to 2012. Additionally, Mr. Skinner serves on the board of directors of Navigant Consulting Inc., Express Scripts Inc., Echo Global Logistics, Inc. and CBOE Holdings. In addition to his significant business experience, Mr. Skinner’s experience in government and law provides and important perspective to the Board of Directors with respect to the legal and regulatory framework in which the Company operates.

Bruce F. Wesson has served as one of our directors since June 1999 and currently serves as Vice-Chairman of our Board of Directors and Chairman of the Audit Committee of the Board of Directors. Mr. Wesson is Founding Partner Emeritus at Galen Management, a healthcare venture firm, after serving as Managing Director from 1990 to 2011 as well as general partner of Galen Partners, L.P. over the same period. Mr. Wesson served over twenty-three years with the Corporate Finance Division of Smith Barney, Harris Upham & Co. Inc. (“Smith Barney”), an investment banking firm, most recently as Senior Vice President and Managing Director. While at Smith Barney, Mr. Wesson headed the “Major Account Group”, which was responsible for many of the firm’s largest accounts. He also chaired the Valuation Committee, which supervised all valuation opinions provided by the firm. Mr. Wesson served as a director of Chemtura Corporation from 1980 to 2010. Mr. Wesson serves as a Director and as a member of the Compensation and Audit Committees of Acura Pharmaceuticals, Inc., a specialty pharmaceutical company. In addition, Mr. Wesson has served as a Director (since 2006), including as Vice Lead Director (since 2008) of Derma Sciences, Inc., a manufacturer of dermatological products and also serves on the Board of Directors for several privately held companies. Mr. Wesson holds a B.A. from Colgate University and a M.B.A. from Columbia Graduate Business School. Mr. Wesson’s experience as Senior Vice President and Managing Director of Smith Barney’s Corporate Finance Department and as the founder of Galen Partners, a health care private equity firm, brings to the board extensive knowledge of the capital markets and corporate finance, as well as entrepreneurial experience.

Term of Directors and Composition of Board of Directors; Independent Directors

The Board of Directors consists of nine members. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our Board of Directors will be elected each year.

The division of the three classes and their respective re-election years are as follows:

•	the Class II directors’ term will expire at the Annual Meeting (our Class II directors are Messrs. Piccolo, Skinner and Wesson, each of whom has been nominated for election at the Annual Meeting);

•	the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2013 (our Class III directors are Messrs. Bardis, Hyman and Mulligan); and

•	the Class I directors’ term will expire at the annual meeting of stockholders to be held in 2014 (our Class I directors are Messrs. Ballard, Loucks and Rutherford).

Our amended and restated certificate of incorporation authorizes our Board of Directors to fix the number of directors from time to time by a resolution of the majority of our Board of Directors. Our amended and restated by-laws, which may be amended by our Board of Directors, provide that the number of directors will be not less than three nor more than 15. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2013 Annual Meeting of Stockholders, he or she must use the procedures as set forth in our by-laws (see also “Stockholder Communications with the Board” below.) If a stockholder wishes simply to propose a candidate for consideration as a nominee by the compensation, governance and nominating committee, the stockholder should submit any pertinent information regarding the candidate to the compensation, governance and nominating committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Our Board of Directors has determined that each of our non-management directors, including each nominee for election as a Class II director at the Annual Meeting, is “independent” as defined under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ Global Select Market rules.

Board Leadership Structure

The Board of Directors has determined that the appropriate leadership structure for the Board of Directors at this time is for Mr. Bardis, the Company’s President and Chief Executive Officer, to serve as Chairman of the Board of Directors, with Messrs. Mulligan and Wesson, each an independent director, serving as Vice Chairmen of the Board of Directors. In addition, Messrs. Mulligan and Wesson chair the compensation, governance and nominating committee and the audit committee, respectively, and each of these committees is composed solely of independent directors. The Company does not have a lead director, but our independent directors meet in executive session led by our Vice Chairmen, without management present as frequently as they deem appropriate, typically at the time of each regular board meeting.

We have employed the leadership structure of having a combined Chairman and Chief Executive Officer since the Company was founded, and we believe that this has proven to be an effective structure for leadership of the Company. The Board of Directors believes that having a united Chairman and Chief Executive Officer, two independent Vice Chairmen, a board with a majority of independent directors who meet regularly in executive session, and independent chairmen for the Board’s audit committee and compensation, governance and nominating committee provides an ideal form of leadership for the Company and the Board of Directors at this time. Furthermore, our independent directors believe that Mr. Bardis’ in-depth knowledge of the Company’s industry and businesses make him the best-qualified director to serve as Chairman. The Board of Directors may subsequently decide, however, to change that leadership structure, and we do not have a formal policy to require that the Chief Executive Officer or any other member of management serve as Chairman of the Board.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the risk management policies of the Company. The Board of Directors evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors regularly engages in discussions of the most significant risks facing the Company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the audit committee and compensation, governance and nominating committee as part of their regular reporting process. These committees also oversee our corporate compliance programs. Additionally, the audit committee oversees the internal audit function of the Company.

Members of the senior management team of the Company (including its Chief Financial Officer and Chief Legal and Administrative Officer) report directly to our Chairman and Chief Executive Officer, providing him with information concerning the Company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the audit committee, the compensation, governance and nominating committee and the Company’s senior management team enables the Board to effectively oversee the Company’s risk management processes.

Board Operations and Meetings

The Board of Directors met eight times during the fiscal year ended December 31, 2011. Each director who served during such period attended at least 75% of the meetings of the Board of Directors.

The Company does not have a formal policy with regard to Board member attendance at the annual stockholders’ meeting. All directors are encouraged to attend each annual stockholders’ meeting. 90% of the Board members attended the 2011 annual stockholders’ meeting, and in accordance with the Company’s bylaws, the Board met immediately thereafter.

The Board’s operation and responsibilities are governed by the Company’s certificate of incorporation, by-laws, charters for the Board’s standing committees and Delaware law. Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by Delaware law.

We have also entered into indemnity agreements with each of our directors and executive officers, which provide for mandatory indemnity of an executive officer or director for any “claims” they may be subject to by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of a corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and persons who beneficially own more than ten percent of our common stock are required to file reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended December 31, 2011.

Code of Ethics

We have adopted standards of business conduct (“Standards of Business Conduct”), which apply to all of our directors, officers, and employees. Our Standards of Business Conduct are available on our website at www.medassets.com, under Corporate Governance. Any person may request a copy without charge by writing to us at MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022. We intend to disclose on our website any amendment to, or waiver from, a provision of our Standards of Business Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC.

Non-Management Director Compensation

Historically, all non-management directors have been compensated for their service on our Board of Directors through periodic equity grants, with the specific form of equity (e.g. non-qualified stock options, restricted stock or stock-settled stock appreciation rights (“SSARs”)), timing of grants and number of shares granted (based on an equivalent cash value determined periodically in advance by the Board which for 2011 was $90,000), determined at the discretion of the Board of Directors. Those directors who also serve on committees of the Board of Directors or chair a committee are granted additional equity (also based on an equivalent pre-determined cash value, which for 2011 was $10,000 for service on a committee and an additional $10,000 for service as a chair of a committee). The equity grants typically vest in monthly installments over a 12 month period, subject to each director’s continued service. All members of our Board of Directors are also reimbursed for reasonable expenses in connection with their service, including expenses incurred to attend meetings of our Board of Directors, committees of our Board of Directors and our stockholders. Our directors who are also our employees receive no additional compensation for their services as directors. We reserve the right to change the manner and amount of compensation to our non-management directors at any time. Beginning in 2012, directors may elect to receive up to $25,000 of their annual compensation in cash.

In April 2010, the Company adopted stock ownership requirements for the non-management directors requiring that they own at least 7,500 shares of the Company’s common stock. The purpose of the stock ownership requirements is to ensure that directors achieve and maintain a minimum level of stock ownership in order to demonstrate that their financial interests are aligned with stockholders. In determining whether the target minimum stock ownership level has been achieved, all shares directly owned by the director, including shares purchased in the open market or received upon the vesting of restricted stock or the exercise of stock options or SSARs, shares that are beneficially owned by the director, such as shares held in “street name” through a broker or shares held in trust, plus one third of any outstanding equity awards are taken into account. Directors have five years from the later of adoption of the stock ownership requirements or their election to the Board of Directors to attain the minimum stock ownership level. Compliance with the stock ownership requirements is monitored annually by the compensation, governance and nominating committee. Each of the non-management directors had satisfied the stock ownership requirements when their holdings were determined as of April 2012.

The table below summarizes the total compensation we paid to our non-management directors for the fiscal year ended December 31, 2011.

2011 Non-Management Director Compensation Table

Name of Director	Restricted Stock Awards ($)(1)	Stock-Settled Stock Appreciation Right Awards ($)(1)	Total ($)
Samantha Trotman Burman(2)	49,997	52,820	102,817
Harris Hyman IV(3)	—	105,640	105,640
Vernon R. Loucks, Jr.(4)	—	105,640	105,640
Terrence J. Mulligan(5)	—	116,202	116,202
C.A. Lance Piccolo(6)	—	105,640	105,640
John C. Rutherford(7)	—	105,640	105,640
Samuel K. Skinner(8)	99,993	—	99,993
Bruce F. Wesson(9)	—	116,202	116,202

(1)	These amounts represent the aggregate grant date fair value of awards granted to the directors in 2011, determined under FASB Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For restricted stock, that value is based on the fair market value of the Company’s common stock on the grant date (May 9, 2011) determined by reference to the closing price per share of the Company’s common stock, which was $16.04. For SSARs, the grant date fair value is determined by reference to the Black-Scholes value, which was determined to be $6.37 per share. For information on the valuation assumptions with respect to awards made, refer to footnote 10 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 28, 2012. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests or SSARs are exercised.

(2)	Ms. Burman was granted awards of 3,117 shares of restricted stock and 8,292 SSARs on May 9, 2011. As of December 31, 2011, Ms. Burman had 23,381 SSARs and 34,972 stock options outstanding. Ms. Burman resigned from the Board effective March 9, 2012 and may exercise these outstanding equity awards for a period of one year following this date.

(3)	Mr. Hyman was granted an award of 16,584 SSARs on May 9, 2011. As of December 31, 2011, Mr. Hyman had 39,169 SSARs and 41,638 stock options outstanding.

(4)	Mr. Loucks was granted an award of 16,584 SSARs on May 9, 2011. As of December 31, 2011, Mr. Loucks had 46,762 SSARs and 3,310 stock options outstanding.

(5)	Mr. Mulligan was granted an award of 18,242 SSARs on May 9, 2011. As of December 31, 2011, Mr. Mulligan had 52,080 SSARs and 34,688 stock options outstanding.

(6)	Mr. Piccolo was granted an award of 16,584 SSARs on May 9, 2011. As of December 31, 2011, Mr. Piccolo had 46,762 SSARs and 41,638 stock options outstanding.

(7)	Mr. Rutherford was granted an award of 16,584 SSARs on May 9, 2011. As of December 31, 2011, Mr. Rutherford had 46,762 SSARs and 37,199 stock options outstanding.

(8)	Mr. Skinner was granted an award of 6,234 restricted shares on May 9, 2011. As of December 31, 2011, Mr. Skinner had 2,130 SSARs outstanding.

(9)	Mr. Wesson was granted an award of 18,242 SSARs on May 9, 2011. As of December 31, 2011, Mr. Wesson had 52,080 SSARs and 58,859 stock options outstanding.

BOARD COMMITTEES

Our Board of Directors has established an audit committee and a compensation, governance and nominating committee. Our Board may establish other committees from time to time to facilitate the management of our Company.

AUDIT COMMITTEE

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee: (i) assists our Board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of our audit committee for the fiscal year ended December 31, 2011 were Ms. Burman and Messrs. Hyman and Wesson, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Wesson is our audit committee chairman. Ms. Burman is a financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Our audit committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. Our audit committee held 15 meetings during the fiscal year ended December 31, 2011 with each committee member attending not less than 75% of these meetings.

Ms. Burman resigned from the Board in March 2012. Ms. Burman’s decision to resign did not involve any disagreement with the Company, our management or the Board. In April 2012, the Board appointed Mr. Rutherford, an independent director who had previously served on the compensation, governance and nominating committee, to serve on the audit committee (in accordance with the cure period afforded under NASDAQ Listing Rules). Mr. Wesson is a financial expert under SEC rules.

Pre-Approval Policies and Procedures

Pursuant to its charter, our audit committee is responsible for reviewing and pre-approving all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The audit committee may delegate pre-approval authority to the chairman of the audit committee, in which case such approval must be presented to the full audit committee at its next scheduled meeting. The audit committee pre-approved all audit, audit-related, tax and other services provided by KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011, for the recently completed fiscal year.

Independent Auditor Service Fees

On March 2, 2010, we dismissed BDO Seidman, LLP (now known as BDO USA, LLP) as independent registered public accounting firm for the Company, which we reported on March 8, 2010 via a Current Report on Form 8-K. The decision to dismiss BDO Seidman, LLP was approved by the Audit Committee of the Board of Directors of the Company. BDO Seidman, LLP’s audit reports on the Company’s consolidated financial statements for the fiscal years 2008 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s 2008 and 2009 fiscal years and through the date of the Form 8-K: (i) there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO Seidman, LLP’s satisfaction, would have caused BDO Seidman, LLP to make reference to the subject matter in connection with their reports on the Company’s consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. The Company provided BDO Seidman, LLP with a copy of the disclosures in the Current Report on Form 8-K and requested that BDO Seidman, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not BDO Seidman, LLP agreed with the Company’s statements in the Form 8-K. BDO Seidman LLP’s letter stating its agreement with such statements was included as an exhibit to the Form 8-K filing.

On and effective March 2, 2010, KPMG LLP was engaged to serve as the Company’s independent registered public accounting firm, replacing BDO Seidman, LLP. KPMG LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2010.

During the Company’s 2008 and 2009 fiscal years and through March 2, 2010, neither the Company, nor any party on the Company’s behalf, consulted KPMG LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions thereto, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of SEC Regulation S-K.

The following is the breakdown of aggregate fees billed by our independent registered public accounting firm, KPMG LLP, to the Company for professional services in the last two fiscal years:

Description	2011	2010
Audit Fees	1,456,700	$1,603,523
Audit-Related Fees	118,800	80,000
Tax Fees	—	55,000
All Other Fees	—

Total Fees	1,575,500	$1,738,523

Audit Fees.    This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters, reviews of acquisition and integration accounting in connection with reviews of business combinations, review of required regulatory filings of financial statements of business acquired, additional audit work necessary for acquired businesses, and the preparation of any written communications on internal control matters.

Audit-Related Fees.    This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.    This category consists of professional services rendered for tax compliance services and tax advice. The services for the fees disclosed under this category are for technical tax advice and tax compliance services.

All Other Fees.    This category consists of fees for services provided by KPMG LLP other than fees for the services listed in the other categories.

Report of the Audit Committee of the Board of Directors

Our audit committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, the audited financial statements for the fiscal year ended December 31, 2011. In addition, our audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The independent registered public accounting firm provided to the audit committee the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has reviewed and discussed with the independent registered public accounting firm the firm’s independence and has considered the compatibility of any non-audit services with the auditors’ independence.

Based on its review of the audited financial statements and the various discussions referred to above, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Bruce F. Wesson, Chairman

Harris Hyman IV

Samantha Trotman Burman served as a member of the audit committee at the time the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Subsequent to such recommendation and the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Ms. Burman resigned as a member of the Board. Ms. Burman’s decision to resign did not involve any disagreement with the Company, our management or the Board.

COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE

Our compensation, governance and nominating committee (the “Compensation Committee”) reviews and recommends policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and reviewing and approving the compensation of these officers based on such evaluations. The Compensation Committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

Additionally, the Compensation Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; advises our Board of Directors with respect to Board composition, procedures and committees; recommends directors to serve on each committee; oversees the evaluation of our Board of Directors and our management; and develops, reviews and recommends corporate governance guidelines. The Compensation Committee also reviews and evaluates, at least annually, the performance of the Board and its committees.

Our Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available free of charge on the Company’s website at www.medassets.com. The members of our Compensation Committee are Messrs. Loucks, Mulligan, Piccolo and Skinner, each of whom is “independent” as defined under the Exchange Act and NASDAQ Global Select Market rules. Mr. Mulligan serves as chairman of the committee.

Our Compensation Committee held eight meetings during the fiscal year ended December 31, 2011 with each committee member attending not less than 75% of these meetings. Mr. Rutherford served on the Compensation Committee for the fiscal year ended December 31, 2011 and until April 2012. In April 2012, Mr. Rutherford was appointed by the Board to serve on the audit committee and in connection with such appointment, Mr. Rutherford resigned from the Compensation Committee.

Director Candidate Nominating Procedures

The Compensation Committee may consider candidates recommended by stockholders as well as other sources such as other directors, officers or independent search firms. To date, the Company has not engaged any search firm to assist in identifying or evaluating potential nominees. For each potential candidate, the Compensation Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, diversity of business and professional skills and experience, independence, industry-specific knowledge, possible conflicts of interest, general reputation and expertise and the extent to which the candidate’s diverse skills and attributes would fill a present need on the Board of Directors. In addition, while not required of any one candidate, the Compensation Committee considers experience, education, training or other expertise in business or financial matters and prior experience serving on the boards of public companies. The Board of Directors and the Compensation Committee believe that diversity of backgrounds and viewpoints is an important attribute of the Board for Directors. Both the Board of Directors and the Compensation Committee conduct formal self-evaluations each year that include an assessment of whether the diversity of the Board of Directors, among other factors, is adequately considered in identifying and discussing director candidates. The Compensation Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations. While the Compensation Committee carefully considers this diversity when considering nominees for director, the Company has not established a formal policy regarding diversity in identifying director nominees.

Collectively, the composition of the Board must meet the applicable NASDAQ listing requirements. In evaluating any candidate as a director nominee, the Compensation Committee also evaluates the contribution of the proposed nominee toward compliance with the applicable NASDAQ listing standards.

After a potential candidate is initially evaluated by the Board, the individual may be invited to meet with various members of the Compensation Committee and other members of the Board who evaluate the candidate’s credentials, experience, interest and willingness to serve. Board members discuss these matters, as well as the individual’s potential to be an effective Board member, among themselves. If the discussions and evaluation are sufficiently supportive, the individual is invited to serve on the Board.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2013 Annual Meeting of Stockholders using the procedures set forth in the by-laws, it must follow the procedures described in “Stockholder Proposals — 2013 Annual Meeting.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Compensation Committee, it should submit any pertinent information regarding the candidate to the Compensation Committee in care of the Company’s Corporate Secretary by mail at: MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for the fiscal year ended December 31, 2011 were Messrs. Loucks, Mulligan, Piccolo, Rutherford and Skinner. No member of the Compensation Committee was an officer of the Company during this time, nor has any member of the Compensation Committee formerly been an officer of the Company. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee. In 2011, we did not enter into or materially modify any contractual arrangements with any member of our Compensation Committee or their affiliates.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth the name, age and position, as of April 25, 2012, of our executive officers of the Company who are not also a director or director nominee.

Name	Age	Position
Charles O. Garner	42	Executive Vice President, Chief Financial Officer
Michael P. Nolte	42	Executive Vice President, Chief Operating Officer
Gregory A. Strobel	49	President, Revenue Cycle Management Segment
Joseph P. Greskoviak	47	President, Spend and Clinical Resource Management Segment
Allen W. Hobbs (1)	54	Executive Vice President, Enterprise Sales
Jonathan H. Glenn	61	Executive Vice President, Chief Legal and Administrative Officer
Lance M. Culbreth	42	Senior Vice President, Chief Accounting Officer

(1)	Mr. Hobbs resigned from the Company effective May 4, 2012. For more information, refer to the discussion under the heading “Potential Payments Upon Termination or Change in Control” below.

Charles O. Garner has served as our Executive Vice President and Chief Financial Officer since April 2011, and oversees the Company’s finance, investor relations, corporate development, and information technology operations. Mr. Garner was previously Senior Vice President, Corporate Development, where he led strategic planning, mergers and acquisitions, business integrations and partnership activities. Prior to joining the Company in 2005, Mr. Garner was responsible for strategic planning and corporate development at Coca-Cola Enterprises. Mr. Garner’s broad business experience includes positions as a management consultant with Bain & Company, where he advised clients on growth strategies in the technology and service industries, and in software design and business development at American Management Systems (now CGI) where he served healthcare and government clients. Mr. Garner earned a Masters of Business Administration degree from the Kenan-Flagler Business School at The University of North Carolina at Chapel Hill. Mr. Garner graduated summa cum laude with a Bachelor of Business Administration degree in Management Information Systems from Loyola College in Maryland, and has also earned the Chartered Financial Analyst (CFA) designation.

Michael P. Nolte joined MedAssets as Executive Vice President, Chief Operating Officer in March 2012. Mr. Nolte’s career spans the health care, technology and financial services industries. Mr. Nolte most recently served as Vice President and General Manager of the Americas Services business for GE Healthcare IT, overseeing more than 1,700 staff focused on GE’s healthcare software portfolio that includes revenue cycle, clinical/EHR, and digital imaging solutions. Among other roles at GE, he previously led GE Healthcare’s Enterprise Revenue Cycle software business. Prior to his seven-year GE career, Mr. Nolte spent five years with McKinsey & Company, a global management consulting firm. Before entering the private sector, he served in the United States Army from 1992 through 1998, ending his military career as a Captain and Company Commander for a rapid deployment medical supply chain and maintenance organization. Mr. Nolte holds a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor’s Degree from the University of Notre Dame.

Gregory A. Strobel has served as our President, Revenue Cycle Management Segment since August 2011. Mr. Strobel was previously President of the Company’s Revenue Cycle Services business. Mr. Strobel joined the Company in 2005 as Vice President of Revenue Cycle Services Sales. Mr. Strobel has spent over 20 years in the healthcare revenue cycle industry from both an operational and sales executive capacity. Prior to MedAssets, Mr. Strobel held senior level roles for companies including Ernst & Young, Health Management Systems, McKesson and Siemens. Mr. Strobel graduated from Millersville University in 1984 with a degree in Computer Science and a concentration in Business.

Joseph P. Greskoviak has served as President of MedAssets’ Spend and Clinical Resource Management Segment since May 2011. Mr. Greskoviak was previously Executive Vice President of client strategy, and served as Executive Vice President and Chief Development Officer for The Broadlane Group for 12 years prior to its acquisition by MedAssets. Mr. Greskoviak also worked for Premier, Inc. from 1994 to 2000 and served as Vice President of Business Development and e-Commerce for Premier Purchasing Partners. Prior to that, he held various executive positions for healthcare providers, including Administrative Director of Ambulatory and Urgent Care at the West Suburban Hospital Medical Center in Chicago. Mr. Greskoviak began his healthcare career as Project Director at Shared Medical Systems. He holds a bachelor’s degree in political science from DePaul University.

Allen W. Hobbs has served as our Executive Vice President, Enterprise Sales since March 2012. Mr. Hobbs was previously President, Client Management, Field Operations and Sales beginning in December 2009. Mr. Hobbs joined MedAssets in 2003 as Senior Vice President, Sales through our acquisition of OSI Systems, Inc. where he served as Principal and Executive Vice President. Later, Mr. Hobbs served as our President, Revenue Cycle Management Sales until he assumed his current role. Prior to OSI Systems, Mr. Hobbs was Executive Vice President Sales and CEO for Transcend Services, Inc., a medical records outsourcing company, from 1992 to 1996. From 1980 to 1992, Mr. Hobbs held various positions including Senior Vice President International Business Development, and President, Medical Systems Support within HBOC, Inc., now McKesson. Mr. Hobbs graduated from the University of Georgia with a Bachelor of Business Administration degree in Finance and a minor concentration in Computer Science.

Jonathan H. Glenn has served as our Executive Vice President and the Chief Legal and Administrative Officer since March 2000. Mr. Glenn’s areas of responsibility also include risk management, corporate governance and compliance, and governmental affairs. Mr. Glenn graduated magna cum laude with a Bachelor of Arts degree from the University of Maryland, where he was elected to Phi Beta Kappa, and received his law degree from the University of Virginia School of Law. Mr. Glenn was in private practice in Baltimore, Maryland, until 1992, when he became Vice President and General Counsel to PersonaCare, Inc., a long-term and subacute care provider. He became Vice President and General Counsel of TheraTx, Inc., a publicly-traded provider of rehabilitative therapy and subacute care upon its acquisition of PersonaCare in 1994, and served in that capacity until 1997.

Lance M. Culbreth has served as our Senior Vice President, Chief Accounting Officer since November 2010. Mr. Culbreth joined the Company in November 1999 as Senior Accountant, and served in such capacity until he was promoted to Vice President and Corporate Controller in 2006. He has been instrumental in the development and leadership of the Company’s accounting department. Mr. Culbreth has over 17 years of experience in the accounting and finance industry, including having previously worked for Arthur Andersen, LLP as a senior audit associate from January 1998 to October 1999 where he performed audit and other transaction services for enterprise clients in a variety of industries. Mr. Culbreth also served in various accounting roles for Serologicals, Inc., a biotechnology company, from January 1994 to December 1997. Mr. Culbreth graduated from the University of Georgia with a Bachelor of Business Administration degree in Accounting.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in 2011 and explains how they applied to the following individuals: (i) John A. Bardis, Chairman of the Board of Directors, President and Chief Executive Officer, (ii) Charles O. Garner, Executive Vice President and Chief Financial Officer, (iii) Rand A. Ballard, Senior Executive Vice President and Chief Customer Officer, (iv) Gregory A. Strobel, President of the Revenue Cycle Management Segment, (v) Allen W. Hobbs, Executive Vice President of Enterprise Sales, who resigned from this position effective May 4, 2012, and (vi) L. Neil Hunn, former President of Revenue Cycle Technology, who resigned from this position on September 30, 2011 and also served as Executive Vice President, Chief Financial Officer prior to April 1, 2011. Throughout this Proxy Statement, these individuals are referred to as “named executive officers,” or “NEOs”.

In addition, the compensation and benefits provided to our named executive officers in 2011 are set forth in detail in the Summary Compensation Table (which, if required by SEC regulations, also details compensation and benefits provided in 2010 and 2009) and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables.

Executive Summary

Since the Company’s founding, the officers and employees of MedAssets have focused on five primary business objectives: to continually improve our suite of solutions; to further penetrate our existing customer base; to attract new customers; to leverage operating efficiencies and economies of scale and scope; and to maintain an internal environment that fosters a strong and dynamic culture. We believe that a concentration on these objectives will ensure that we fulfill the purposes of enhancing the financial strength of our customers and delivering value to our shareholders. We also believe that in order to achieve these objectives, we must recruit and retain top-tier talent by providing a competitive compensation program which rewards successful performance.

Our compensation strategy is based upon our strong commitment to prudent financial management. Our policies and practices seek to align the interests and incentives of our employees with those of our stockholders through pay-for-performance compensation programs. Our objective is to provide our employees with competitive base pay and to annually review and if appropriate adjust this compensation based on employee and company performance. Our equity incentive compensation plans are structured so that our employees benefit only when our company meets its performance targets. We provide short-term, cash-based incentive compensation opportunities which are funded upon achievement of pre-established growth-based financial objectives, and paid upon the achievement of individual objectives. In addition, to ensure that our employees are focused on both short-term and sustained long-term performance, certain key positions are eligible for equity incentive awards.

Advisory Vote on Executive Compensation

The Compensation Committee believes that our executive compensation programs are effective in driving our pay-for-performance philosophy. As part of our corporate governance system, we evaluate our programs in light of market conditions, stockholder views, and governance considerations, and make changes as appropriate for our business. At our 2011 annual meeting, we held our first non-binding shareholder advisory vote on the compensation of our NEOs. We had extremely strong support from our stockholders, with 99.3% of the votes cast in favor of the compensation of our named executive officers. The Board of Directors reviewed this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. As a result, the Compensation Committee made no material changes to our executive compensation program or to the compensation of our named executive officers. In addition, at our 2011 annual meeting 83.3% of the votes cast were in favor of holding an advisory vote on executive compensation every year. The Board of Directors and the Compensation Committee reviewed these results and determined that the advisory vote on executive compensation should be held on an annual basis. See “PROPOSAL NO. 3 — Advisory Vote on Executive Compensation.”

Compensation Philosophy and Objectives

We are committed to prudent financial stewardship. Our compensation philosophy and practices reflect this commitment as we seek to align the interests and incentives of our employees with those of our stockholders through a pay-for-performance compensation program that serves to attract and retain outstanding people. Accordingly, a material portion of the target compensation of each NEO is derived from the achievement of Company-wide performance objectives which are determined each year based on our operating budget. The specific measurements upon which compensation in 2011 was based are discussed further below.

We believe compensation plans that are tied to financial performance are the optimal way of providing incentives to each NEO. We believe these goals are linked to performance criteria that are within each NEO’s control and reward behaviors which drive long-term stockholder value.

Determination of NEO Compensation

The Compensation Committee, senior management, and the Compensation Committee’s independent compensation consultant each play an integral role in the determination of executive compensation programs,

practices, and levels. Actual roles are thoughtfully developed to align with governance best practices and objectives. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee

The Compensation Committee oversees our overall compensation program and practices, including its design and the actual compensation paid to each NEO. The Compensation Committee operates under a written charter that is available on the Company’s website at www.medassets.com. In making compensation determinations, the members of the Compensation Committee review and consider external market data and advice provided by their independent consultant, the recommendations of the Chief Executive Officer, their own assessment of the Company and each NEO’s performance, and the scope of each NEO’s responsibilities and experience. Based on their evaluation and judgment, the Compensation Committee reviews and approves compensation, and any changes thereto, for each NEO other than Mr. Bardis, and makes a recommendation to the Board of Directors, which makes the final determination concerning Mr. Bardis’ compensation.

Role of the Chief Executive Officer and Senior Management

Mr. Bardis typically meets with the Compensation Committee and makes initial compensation recommendations with respect to each NEO. Mr. Bardis shares with the Compensation Committee his evaluation of each executive with respect to recent contributions and performance, strengths and weaknesses, as well as career development and succession plans. His recommendations are based, in part, on the compensation surveys and peer group data discussed below. Mr. Bardis’ evaluation is supported by information, analysis, and advice provided from time to time by the Company’s Chief Financial Officer, Chief Legal and Administrative Officer and the Senior Vice President of Human Resources. Mr. Bardis does not make any recommendations regarding his compensation and recuses himself from meetings when his compensation is discussed.

Role of Compensation Consultants

The Compensation Committee has the authority to hire and, where appropriate, terminate compensation consultants and other advisors to assist the Compensation Committee in its deliberations without the participation of any officer or other member of the Company’s management. The Compensation Committee has retained Pearl Meyer & Partners, an independent consultant, which reports to and acts at the sole discretion of the Compensation Committee. Pearl Meyer & Partners does not provide other services to the Company that are not directly related to the strategy, design, and implementation of the executive compensation program. The Company pays Pearl Meyer & Partners’ compensation, as approved by the Compensation Committee.

Although the scope of assistance can vary year to year based on the Compensation Committee’s needs, the Compensation Committee generally requests the following primary services from Pearl Meyer & Partners:

•	Provide periodic updates on market trends and emerging “best” practices that may impact the executive compensation programs at the Company;

•	Conduct independent reviews of executive compensation levels relative to market pay levels for similar positions in similar organizations;

•	Assist with the design of short-term and long-term incentive compensation programs;

•	Assist with the development of the size and structure of the Company’s equity incentive plans; and

•	Attend and participate in Compensation Committee meetings upon request.

Role of Compensation Surveys and Peer Group Data

We must compete to recruit and retain each NEO. Accordingly, we periodically review our pay levels relative to market pay levels for similar positions within similar companies. In assessing our pay levels relative to market pay levels, we review and consider relevant pay data from various reputable surveys and from the public filings of companies with similar characteristics (although no one company is directly comparable to the Company), whom we refer to as the “Compensation Peers”. The market data gathered from the surveys and the Compensation Peers is used by the Compensation Committee to obtain a general understanding of current market practices. The Compensation Committee does not use this data to base, justify or provide a framework for its compensation decisions or otherwise benchmark or target a precise pay level relative to the collected market data. Rather, as further described herein, this data is one of the factors used to establish competitive compensation levels for each named executive officer and other members of executive management.

In March 2011, the Compensation Committee requested a market assessment of executive compensation levels from Pearl Meyer & Partners for use in its decision making for executive compensation for 2011. As part of this process, Pearl Meyer & Partners recommended and the Compensation Committee approved the following peer group for the 2011 study:

Company Name	Revenues(1)
Accretive Health, Inc.	$574
Allscripts Healthcare Solutions, Inc.	$705
Ariba, Inc.	$361
Blackbaud, Inc.	$320
Blackboard, Inc.	$430
Concur Technologies, Inc.	$293
Digital River, Inc.	$370
Emdeon, Inc.	$965
FTI Consulting, Inc.	$1,388
Global Payments, Inc.	$1,707
HMS Holdings Corp.	$282
Informatica Corporation	$603
Parametric Technology Corporation	$1,010
Pegasystems Inc.	$320
Quality Systems, Inc.	$318
Syntel, Inc.	$505
WebMD Health Corp.	$504

Median	$504

MedAssets, Inc. — Reported	$391
Percentile Rank	39

MedAssets, Inc. — Acquisition Adjusted	$557
Percentile Rank	57

(1)	Based on latest twelve month trailing data.

The Compensation Peers were selected based on their potential as competitors for business, investor capital, and/or executive talent; while also seeking to maintain a reasonable overall size comparison as measured by revenue and market capitalization. In order to more closely align with the size and business focus of the Company following the Broadlane acquisition, this peer group is different from the prior peer group. The Compensation Committee periodically reviews the Compensation Peers to ensure alignment with the Company’s business strategy, financial success, and talent requirements.

Compensation Components

Compensation for our NEOs consists of the following elements:

•	Base salary;

•	Annual cash incentives and sales commissions;

•	Long-term equity incentives; and

•	Other benefits.

Total compensation for each NEO is intended to be competitive with executives serving in a comparable capacity at the Compensation Peers, as well as to align each NEO’s interests with the interests of our stockholders. We incorporate both short-term performance elements (salary and annual cash-based incentive opportunities) which reward the achievement of desired annual financial performance, and long-term performance elements (equity awards) which reward the achievement of sustained long-term financial performance. Various forms of other compensation are also evaluated and incorporated as deemed necessary. We also provide our NEOs with severance benefits and change in control protections, as described below under the heading “Potential Payments Upon Termination or Change in Control.”

We do not arbitrarily set a fixed weighting to any individual component of compensation, as we believe that total compensation for each NEO must be specifically tailored to meet the competitive characteristics over time applicable to each NEO’s unique role, as well as the performance of the business function or unit for which each NEO is responsible.

Salary

The salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, roles and responsibilities. Minimum base salaries for our NEOs are set forth in employment agreements and are subject to review on an annual basis by the Compensation Committee. With respect to the salary of Mr. Bardis, the Compensation Committee makes a recommendation to the Board, which makes the final determination. The determination of salaries for NEOs other than Mr. Bardis are based on his recommendations, which are based on information gathered by the Compensation Committee’s compensation consultant, as well as data obtained through recent recruitment efforts, if appropriate and applicable, and the internal executive compensation structure to determine both internal and external competitiveness. The Compensation Committee also considers other factors, none of which are dispositive or individually weighted, including Company performance, the state of our industry and the economy, and the NEO’s relative importance, responsibilities and performance in making its recommendations.

Effective January 1, 2011, the Compensation Committee approved a nominal one-time adjustment to the base salaries of executives (including NEOs) to offset the elimination of a healthcare insurance premium stipend. In August 2011, the Compensation Committee set Mr. Strobel’s annual base salary at $350,000 in connection with his promotion to President, Revenue Cycle Management Segment.

Salary earned by each NEO in 2011 is shown in the “2011 Summary Compensation Table” below.

Annual Cash Incentive Program and Sales Commissions

As a key component of our compensation program, we provide our NEOs with the opportunity to earn annual cash incentives based on the achievement of our short-term business objectives. As additional cash compensation that is contingent on achievement of our business objectives, short-term cash incentives augment the base salary component while being tied directly to corporate and individual performance objectives.

In 2011, the NEOs, as part of a larger group of employees, participated in our annual cash incentive program (the “Program”). Each individual’s annual cash incentive opportunity is referred to as a “target cash incentive”, which is a specific percentage of each individual’s annual base salary. Target cash incentives for NEOs are initially set forth in employment agreements (as applicable) and are subject to subsequent review and amendment by the Compensation Committee.

The following chart shows the target cash incentive for each of our continuing NEOs for 2011:

Name of Executive	2011 Target Cash Incentive
(As a % of salary)
John A. Bardis(1)	75%
Charles O. Garner	40%
Rand A. Ballard	50%
Gregory A. Strobel	40%
Allen W. Hobbs	40%

(1)	Following its analysis of the executive compensation market assessment in March 2011, the Compensation Committee recommended and the Board approved, increasing Mr. Bardis’ target cash incentive from 60% to 75% (in lieu of increasing Mr. Bardis’ base salary beyond the nominal one-time adjustment described above in the “Salary” section) in line with the Company’s pay-for-performance philosophy.

An NEO’s ability to earn a portion of or a full target cash incentive is based upon the level at which the Program is funded and the outcome of the NEO’s achievement of business objectives and performance evaluation by the CEO and/or Compensation Committee, as applicable. For 2011, funding was automatically initiated based on the achievement of certain pre-determined internal annual financial performance objectives, as follows:

•

Funding begins if the Company achieves 90.0% of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year. Initial funding begins at 1% of the total target cash incentives for all Program participants.

The Compensation Committee believes that the use of budgeted consolidated adjusted EBITDA as a basis for initially funding the Program is appropriate, given that it is a short-term operating performance metric which removes the impact of our capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of the management team (taxes), as well as other non-cash (purchase accounting adjustments and imputed rental income) and non-recurring items, from our operational results.

•

Funding increases on a straight line basis thereafter from 1.1% up to 59.9% of the total target cash incentives for all Program participants, based on achievement of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year between 90% and up to 97.1%.

•

Funding is flat thereafter from 60% up to 100% of the total target cash incentives for all Program participants, based on achievement of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year between 97.1% and up to 100%.

•

If greater than 100% of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year is achieved (over-achievement), then up to 75% of any overachievement amount is eligible for funding to the Program at the discretion of the Compensation Committee.

Once the initial level of Program funding has been triggered based on the achievement of 90.0% of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year, as described above, the Compensation Committee, in its discretion, may choose to adjust the Program funding based on factors it deems appropriate, including our performance. Once Program funding has been established, the Compensation Committee then exercises its discretion to determine the individual cash incentives for the NEOs, taking into account recommendations from Mr. Bardis on each other NEO. In making such determinations, the Compensation Committee considers various factors it deems appropriate, such as business performance, individual performance and achievements within an NEO’s areas of responsibility, none of which are individually weighted.

For 2011, the Company’s budgeted consolidated adjusted EBITDA (excluding the impact of cash incentives) was $210,000,000. The Company’s actual consolidated adjusted EBITDA (excluding the impact of cash incentives) was $198,400,000 (or 94.5% of target). As a result of the Company achieving 90.0% of the

Company’s budgeted consolidated adjusted EBITDA for the fiscal year, Program funding was automatically triggered such that 41.4% of the total target cash incentives for all Program participants was funded based on the Company achieving 94.5% of the Company’s budgeted consolidated adjusted EBITDA for the fiscal year. The Compensation Committee then exercised its discretion to authorize Program funding at 62.9% of the total target cash incentives for all Program participants at the consolidated company level in light of our strong overall performance in the second half of the fiscal year. After completing its evaluation of consolidated and segment-level business performance and individual NEO performance, including input from Mr. Bardis on each other NEO, the Compensation Committee, in its discretion, authorized the following annual cash incentives under the Program for each NEO for 2011, each of which was below the NEO’s full target cash incentive:

Name	2011 Target Cash Incentive ($)	2011 Actual Cash Incentive ($)	2011 Actual Cash Incentive as a % of 2011 Target Cash Incentive	2011 Actual Cash Incentive as a % of 2011 Base Salary
John A. Bardis	427,915	290,429	67.9%	50.9%
Charles O. Garner	127,912	100,000	78.2%	31.3%
Rand A. Ballard	220,932	173,000	78.3%	39.2%
Gregory A. Strobel	121,706	51,380	42.2%	16.9%
Allen W. Hobbs	136,724	92,795	67.9%	27.1%

The Compensation Committee may also choose, in its discretion, to authorize discretionary cash bonuses during the year to NEOs for outstanding individual performance during the year. No such discretionary cash bonuses were authorized by the Compensation Committee for NEOs in or for 2011.

In his sales leadership role with the Company, Mr. Hobbs is eligible to earn certain sales-related commissions based on a percentage of revenue recognized by the Company over the course of a given year from certain customer contracts with which he is involved. Similarly, Mr. Strobel, given his sales leadership role with the Company prior to his promotion to President, Revenue Cycle Management, also was eligible to earn such sales-related commissions in 2011. These sales-related commissions are not a principal form of overall cash compensation for Mr. Hobbs or Mr. Strobel.

Please see the “2011 Summary Compensation Table” below for more information regarding annual cash incentives and sales commissions paid to our NEOs in 2011.

Long-Term Equity Incentives

Historically, we have used equity compensation in the form of stock options, stock-settled stock appreciation rights (“SSARs”) and restricted stock awards that vest based on achievement of certain performance goals, continued employment or a combination of performance and continued employment to motivate and reward our NEOs for the achievement of sustained financial performance and the enhancement of stockholder value. Given the entrepreneurial culture of the Company, the Compensation Committee and the Board of Directors believe that talented employees create a competitive advantage and that recruiting, motivating, and retaining such talented employees requires that such individuals have a vested interest in the long-term success of the business. Accordingly, we have granted equity compensation pursuant to various plans, including the MedAssets, Inc. Long-Term Performance Incentive Plan (the “Plan”), as a part of our broader compensation strategy, which has been and will continue to have a material portion of compensation in the form of equity-based long-term incentive opportunities.

Shares of restricted stock are “full value grants,” meaning that, upon vesting, the recipient is awarded the full share. As a result, while the value executives realize in connection with an award of restricted stock does depend on our stock price, time-vested restricted stock generally has some value even if the Company’s stock price significantly decreases following its grant (unlike performance-based restricted stock that does not vest unless the performance level is achieved). As a result, time-vested restricted stock helps to secure and retain executives and instill an ownership mentality, regardless of whether the Company’s stock price increases or decreases. In contrast, SSARs aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. Accordingly, SSARs may end up having no value if, subsequent to the date of grant, the Company’s stock price declines below the exercise price and does not recover before the expiration of the right (unlike performance-based SSARs that do not vest unless the performance level is achieved). Furthermore, if the stock price does increase relative to the exercise price, the vesting period helps to retain executives. Because the expense to the Company is less for each SSAR than for each share of restricted stock, the Compensation Committee can award an executive significantly more SSARs than restricted stock when attempting to provide a specified value — which means that SSARs potentially provide more upside potential and, therefore, greater incentive to increase stockholder value through an appreciated share price.

Award size and frequency is reviewed annually and is based on a variety of factors, including competitiveness with the previously defined competitive market, each NEO’s demonstrated level of performance over time, the strategic importance of the executive’s position within the Company as a whole and, in the case of new hires, in the Compensation Committee’s discretion, the compensation such executive received from his or her prior employer. In making individual awards, the Compensation Committee considers the recent performance of each NEO, the value of the NEO’s previous awards and our views on NEO retention and succession planning.

As with cash compensation, Mr. Bardis recommends equity awards for each other NEO to the Compensation Committee for its consideration. Equity awards typically fall into three categories for NEOs:

•	awards related to the hiring of an executive officer;

•	awards related to individual performance of the executive officer; and

•	awards related to the promotion of an executive officer.

2011 Award Grants

In March 2011, following its analysis of the executive compensation market assessment, the Compensation Committee granted an equity award to Mr. Strobel in the form of service-based SSARs which vest in equal monthly installments over the course of 60 months beginning on March 1, 2011. In May 2011, following his promotion to Executive Vice President, Chief Financial Officer, the Compensation Committee granted equity awards to Mr. Garner in the form of service-based restricted stock and SSARs. Mr. Garner’s restricted stock will vest 20% annually over the five-year period beginning on December 31, 2011, and his SSARs will vest in equal monthly installments over the course of 60 months beginning on May 1, 2011. In November 2011, following his promotion to President, Revenue Cycle Management Segment, the Compensation Committee granted an equity award to Mr. Strobel in the form of service-based SSARs which will vest in equal monthly installments over the course of 60 months beginning on November 1, 2011. See the “2011 Grants of Plan-Based Awards Table” and related narrative disclosure below for specific details regarding these awards.

2009 – 2012 Period

Other than the awards described above, the Compensation Committee did not grant equity awards to NEOs in 2011, since on January 5, 2009, the Compensation Committee granted equity awards to certain of our NEOs under the Plan in the form of service-based and performance-based restricted stock and SSARs, which were intended to cover a four year period to align with our business planning approach.

The Compensation Committee resolved that Diluted Adjusted Earnings per Share growth, or Diluted Adjusted EPS growth (formerly known as “Diluted Cash Earnings Per Share Growth,” or “Diluted Cash EPS Growth”), should be used as the performance objective for the awards of SSARs and restricted stock subject to vesting based on the Company’s financial performance. Diluted Adjusted EPS, a non-GAAP measure, is defined as the Company’s fully-diluted net income per share excluding non-cash acquisition-related intangible amortization, non-cash share-based compensation expense and certain Board-approved non-recurring items on a tax-adjusted basis. The Company’s management team and Board of Directors believe the use of Diluted Adjusted EPS as the measure for vesting is appropriate as it can be used to analyze the Company’s operating performance on a consistent basis by removing the impact of certain non-cash and non-recurring items from the Company’s operations, and by rewarding organic growth and accretive business transactions. The audit committee of the Company’s Board of Directors is responsible for validating the calculation of Diluted Adjusted EPS growth over the relevant period.

The shares of restricted stock which were granted were subject to performance-based vesting criteria vest as follows: 50% vesting upon achievement of a 15% compounded annual growth rate of Diluted Adjusted EPS for the three-year period ending December 31, 2011; pro rata vesting of between 50% and 100% based on achievement of a compounded annual growth rate of Diluted Adjusted EPS between 15% and 25% for the three-year period ending December 31, 2011; 100% vesting based on achievement of a 25% compounded annual growth rate of Diluted Adjusted EPS for the three-year period ending December 31, 2011. In addition to meeting the performance targets as discussed above, the grantees must be employed by the Company through December 31, 2012 in order for the awards that are subject to performance-based vesting criteria to vest. The shares of restricted stock which were granted subject to service-based vesting criteria vest 100% on December 31, 2012. 100% of the performance-based SSARs vest upon the achievement of a 25% compounded annual growth rate of Diluted Adjusted EPS for the three-year period ending December 31, 2011. The service-based SSARs vest 25% annually beginning on December 31, 2009.

The Company achieved a 15% compounded annual growth rate of Diluted Adjusted EPS for the three-year period ended December 31, 2011; therefore, 50% of the performance-based restricted stock granted will vest for grantees who remain employed by the Company through December 31, 2012. As the Company did not achieve a 25% compounded annual growth rate of Diluted Adjusted EPS for the three-year period ended December 31, 2011, none of the performance-based SSARs granted were earned.

See the “Outstanding Equity Awards Table” below for all outstanding NEO equity award grants as of December 31, 2011.

Equity Award Timing

The Company has a written policy regarding equity award grant timing for our employees that has been followed consistently since the Company’s initial public offering and that is intended to ensure that the timing of equity grants is not influenced by material non-public information. According to this policy, Compensation Committee meetings are scheduled to occur during open trading windows and the exercise price of any applicable equity instrument granted is the closing stock price on the day the grants are approved by the Compensation Committee.

Other Benefits

Retirement Benefits

The Compensation Committee believes that providing a cost-effective retirement benefit for executives is an important recruitment and retention tool. Accordingly, the Company maintains the MedAssets, Inc. Retirement Savings Plan, a tax-qualified defined contribution retirement savings plan (401(k) plan) in which the NEOs are eligible to participate along with other employees. The Company provides a matching contribution of 50% of the first 6% of a participant’s base pay as contributed by each participant to the plan. We do not maintain any other pension, deferred compensation or supplemental executive retirement plan. Matching contributions earned by each NEO in 2011 are shown in the “2011 Summary Compensation Table” and associated footnotes below.

Perquisites and Other Benefits

Generally, the Company does not believe it is necessary for the attraction or retention of management talent to provide our executives with a significant amount of compensation in the form of perquisites. Accordingly, we do not have a formal perquisite policy, although the Compensation Committee in its discretion may consider and approve perquisites for any of our NEOs, particularly in the context of new employment agreements. There were no executive perquisites paid to NEOs in 2011.

We also maintain employee benefit programs for our executives and other employees and our NEOs generally participate in our employee health and welfare benefits on the same basis as all employees.

Severance and Change in Control Benefits

We are party to employment agreements with Messrs. Bardis, Garner, Ballard and Strobel. In addition, in January 2012, we entered into an employment agreement with Mr. Hobbs, described in more detail below. These employment agreements contain terms and conditions that the Compensation Committee determined were necessary and advisable for the long-term retention of these key executives, particularly in the event of a change in control of the company, including severance payments in the event of a separation from service from the Company under certain conditions (which payments are increased in the event that the separation occurs within two years after a change in control). The Compensation Committee also believes that employment agreements with our NEOs are a valuable tool to protect our competitive and confidential information.

In February 2011, as it does from time to time, the Compensation Committee reviewed the terms of the executive officer employment agreements then in effect in light of current best practices and determined that certain changes to the agreements were advisable. The Compensation Committee concluded that the provisions contained in the agreements, pursuant to which the NEOs were entitled to additional payments to cover the “golden parachute” excise tax which could be imposed pursuant to Section 4999 of the Internal Revenue Code, should be eliminated from all executive agreements.

Additionally, the Compensation Committee determined it necessary and advisable for the long-term retention of these key executives that all unvested equity awards held by the executive automatically vest following the executive’s termination by the Company without cause or by the executive for good reason. As a result, the existing employment agreements of Messrs. Bardis, Ballard and Garner were amended and restated in May 2011 to reflect these changes.

See the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the “Potential Payments Upon Termination or Change In Control” sections below for more information on these employment agreements.

Compensation Decisions Relating to 2012

Employment Agreement with Allen W. Hobbs

On January 19, 2012, we concluded negotiations which began in 2011 and entered into an employment agreement with Mr. Hobbs which contains substantially similar terms to the employment agreements we previously entered into with Messrs. Garner and Strobel, except that Mr. Hobbs’s employment agreement provides for an annual base salary of no less than $341,810. We determined that it was advisable and appropriate to enter into this agreement with Mr. Hobbs to ensure that the compensation and benefits provided to Mr. Hobbs were consistent with those provided to our other NEOs and to ensure that we have adequate protection in the form of restrictive covenants following a termination of employment. Mr. Hobbs resigned from the Company effective May 4, 2012. For more information, refer to the discussion under the heading “Potential Payments Upon Termination or Change in Control” below.

Minimum Stock Ownership Requirements

In February 2010, the Company adopted stock ownership requirements for the NEOs. The purpose of the stock ownership requirements is to ensure that NEOs achieve and maintain a minimum level of stock ownership in order to demonstrate that their financial interests are aligned with stockholders. The minimum stock ownership requirements range from 20,000 shares for a Senior Vice President to 100,000 shares for our Chief Executive Officer. In determining whether the target minimum stock ownership level has been achieved, all shares directly owned by the NEO, including shares purchased in the open market or received upon the vesting of restricted stock or the exercise of stock options or SSARs, shares that are beneficially owned by the NEO, such as shares held in “street name” through a broker or shares held in trust, plus one third of any outstanding equity awards are taken into account. The NEOs have five years from the later of adoption of the stock ownership requirements or their becoming a covered executive to attain the minimum stock ownership level. Compliance with the stock ownership requirements is monitored annually by the Compensation Committee. Each of the NEOs had satisfied the stock ownership requirements when their holdings were determined as of April 2012.

Risk Assessment

The Compensation Committee has reviewed our overall compensation policies and practices to determine whether those policies and practices are reasonably likely to have a material adverse effect on us, as well as whether such policies and practices create appropriate incentives. In conducting its analysis, the Compensation Committee considered the risk implications of each element of our overall compensation program and determined that the only component that might pose a risk is our annual cash incentive program. While our annual cash incentive programs are intended to incent our employees to achieve short-term financial performance objectives, the Compensation Committee believes that the applicable performance objectives create appropriate incentives, and does not believe that these programs encourage employees to take risks which could have an adverse effect on us. Moreover, certain key positions have a portion of their compensation in the form of equity incentive awards that are long-term in nature, which the Compensation Committee believes counter-balances any motivation to unduly favor excessive short-term risk taking. For these reasons, the Compensation Committee concluded that our overall compensation policies and practices are not likely to have a material adverse effect on us.

Tax and Accounting Considerations

When it reviews matters of executive compensation, the Compensation Committee is advised, as needed, and considers the anticipated tax treatment of various payments and benefits to the Company and, when relevant, to its executives. For example, Section 162(m) of the Internal Revenue Code generally does not allow public companies to take a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the three other highest-paid executive officers employed at the end of that company’s fiscal year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” is deductible. The Compensation Committee is advised on and considers these rules when approving compensation programs for executive officers. Although the Company has plans that permit the award of deductible compensation under Internal Revenue Code Section 162(m), the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. In the future, the Company may authorize compensation payments to our NEOs that do not meet the requirements for deductibility under Internal Revenue Code Section 162(m) if the Compensation Committee concludes that such payments are appropriate and necessary in order to ensure competitive levels of total compensation to attract and retain our NEOs and other executives.

In making decisions about executive compensation, the Compensation Committee also is advised upon, as needed, and considers how various elements of compensation will affect our financial reporting. For example, we consider the impact of FASB ASC Topic 718, which requires the Company to recognize compensation expense relating to equity awards (including stock options and other forms of equity compensation) based upon the fair value of those awards as of the date of their grant.

Compensation, Governance and Nominating Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Terrence J. Mulligan, Chairman

Vernon R. Loucks, Jr.

C.A. Lance Piccolo

John C. Rutherford

Samuel K. Skinner

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following table sets forth the cash and non-cash compensation paid or earned by our named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009:

2011 Summary Compensation Table

Name and Position	Fiscal Year	Salary ($)	Bonus ($)(5)	Restricted Stock Awards(s) ($)		SSARs/ Stock Option Award(s) ($)		Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
John A. Bardis	2011	570,554	290,429	—		—		—	6,125	867,108
Chairman of the Board, President and Chief Executive Officer	2010	533,841	—	—		—		—	7,935	541,776
	2009	400,000	—	2,354,081		1,669,414		—	23,535	4,447,030

Charles O. Garner(1)(2)	2011	319,812	100,000	2,887,200	(6)	817,200	(6)	—	6,688	4,130,900
Executive Vice President, Chief Financial Officer

Rand A. Ballard	2011	441,865	173,000	—		—		—	5,628	620,493
Senior Executive Vice President, Chief Customer Officer	2010	411,586	80,000	—		—		—	7,278	498,864
	2009	305,000	—	1,707,629		1,210,985		—	19,733	3,243,347

Gregory A. Strobel(2)	2011	304,265	51,380	—		1,819,200	(6)	114,353	5,906	2,295,104
President, Revenue Cycle Management Segment

Allen W. Hobbs(3)	2011	341,810	92,795	—		—		22,457	6,125	463,187
Executive Vice President, Enterprise Sales	2010	330,769	120,000	—		—		—	50,166	500,935

L. Neil Hunn(4)	2011	269,084	—	—		174,091	(4)	—	575,385	1,018,560
Former President of Revenue Cycle Technology	2010	321,970	250,000	—		—		—	7,907	579,877
	2009	250,000	—	1,222,727		867,105		—	12,239	2,352,071

(1)	Mr. Garner was appointed by the board to serve as the Company’s Executive Vice President and Chief Financial Officer effective April 1, 2011.

(2)	Messrs. Garner and Strobel were not NEOs prior to 2011. In accordance with SEC regulations, only compensation information for the fiscal year in which they became NEOs is reported in the Summary Compensation Table.

(3)	Mr. Hobbs resigned from the Company effective May 4, 2012. For more information, refer to the discussion under the heading “Potential Payments Upon Termination or Change in Control” below.

(4)	In September 2011, the Company entered into a separation and release agreement with Mr. Hunn, the Company’s President of Revenue Cycle Technology. Mr. Hunn had also served as Executive Vice President, Chief Financial Officer from June 2007 through March 2011. The Company’s incremental accounting expense in 2011 associated with the extension of his exercise period under the separation and release agreement was $174,091. For more information, refer to “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(5)	The amounts for 2011 represent payments under the annual cash incentive program. For more information on the 2011 annual cash incentive program, refer to “Annual Cash Incentive Program and Sales Commissions” above.

(6)

These amounts represent the aggregate grant date fair value of awards granted to Messrs. Garner and Strobel in 2011, determined under FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For restricted stock, that value is based on the fair market value of the Company’s common stock on the grant date (May 9, 2011) determined by reference to the closing price per share of the Company’s common stock, which was $16.04. For SSARs, the grant date fair value is determined by reference to the Black-Scholes value, which was determined to be $6.78 per share on March 3, 2011, $6.81 per share on May 9, 2011, and $4.99 per share on November 9, 2011. For information on the valuation assumptions with respect to awards made, refer to footnote 10 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 28, 2012. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests or SSARs are exercised. Refer to the “2011 Award Grants” section in the “Compensation Discussion and Analysis” above and the Grants of Plan-Based Awards Table and related narrative disclosure below for more information on these awards.

(7)	These amounts represent sales commission payments to Messrs. Strobel and Hobbs. For more information on the sales commissions, refer to “Annual Cash Incentive Program and Sales Commissions” above.

(8)	Messrs. Bardis, Garner, Hobbs, Strobel and Ballard’s other compensation was composed entirely of matching contributions made by the Company on their behalf related to the Company’s retirement savings plan. Mr. Hunn’s other compensation was $575,385 of which $5,385 was matching contributions made by the Company on his behalf related to the retirement savings plan and $570,000 was severance.

Grants of Plan-Based Awards

The following table sets forth information about the non-equity incentive awards and equity-based awards we granted to each of our named executive officers in 2011 under our annual cash incentive program and our Long-Term Incentive Plan, respectively.

2011 Grants of Plan-Based Awards Table

	Grant Date	Estimated Future Payments Under Non- Equity Incentive Plan Awards($)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock- Settled Stock Appreciation Right Awards: Number of Securities Underlying Stock-Settled Stock Appreciation Right Awards (#)	Exercise or Base Price of SSARs Awards ($)(2)	Grant Date Fair Value of Stock Awards and SSARs ($) (3)
Name of Executive		Threshold	Target
John A. Bardis	—	—	—	—	—	—	—
Charles O. Garner	5/9/2011	—	—	180,000	—	—	2,887,200
	5/9/2011	—	—	—	120,000	16.04	817,200
Rand A. Ballard	—	—	—	—	—	—	—
Gregory A. Strobel	3/3/2011	—	114,353	—	180,000	15.57	1,220,400
	11/9/2011	—	—	—	120,000	11.58	598,800
Allen W. Hobbs	—	—	22,457	—	—	—	—
L. Neil Hunn	—	—	—	—	—	—	—

(1)	The amounts shown in these columns represent the target sales commission potential for Messrs. Strobel and Hobbs for 2011. There are no set minimum or maximum payout amounts. For more information on the sales commissions, refer to “Annual Cash Incentive Program and Sales Commissions” above. The actual amounts earned by the Messrs. Strobel and Hobbs for 2011 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation” and are further described in note 7 of the Summary Compensation Table above.

(2)	The exercise price per SSAR assigned at the date of grant was set equal to the fair market value per share on the grant date.

(3)

These amounts represent the aggregate grant date fair value of awards granted to Messrs. Garner and Strobel in 2011, determined under FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For restricted stock, that value is based on the fair market value of the Company’s common stock on the grant date (May 9, 2011) determined by reference to the closing price per share of the Company’s common stock, which was $16.04. For SSARs, the grant date fair value is determined by reference to the Black-Scholes value, which was determined to be $6.78 per share on March 3, 2011, $6.81 per share on May 9, 2011, and $4.99 per share on November 9, 2011. For information on the valuation assumptions with respect to awards made, refer to footnote 10 of the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 28, 2012. Regardless of the value on the grant date, the actual value depends on the market value of the Company’s common stock on a date in the future when restricted stock vests or SSARs are exercised. Refer to the “2011 Award Grants” section in the “Compensation Discussion and Analysis” above for more information on these awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Messrs. Bardis, Garner, Ballard and Strobel

The material terms of the employment agreements for: Messrs. Bardis, Garner and Ballard (amended and restated in May 2011); and Mr. Strobel (June 2011) are as follows:

•

The agreements contain an initial two-year (or, in the case of Mr. Ballard, three-year) term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the agreement at least 12 months prior to the expiration of the then-current term.

•

The agreements provide for a base annual salary of: $570,554 for Mr. Bardis; $350,000 for Mr. Garner; $441,865 for Mr. Ballard; and $275,000 for Mr. Strobel in each case subject to increase as may be approved by the Chief Executive Officer or the Compensation Committee (for Mr. Bardis). See the “Salary” section of the “Compensation Discussion and Analysis” above for details on increases to NEO salaries in 2011.

•

Each NEO shall be eligible to participate in an annual cash incentive program established by the Board of Directors in respect of each fiscal year during the employment term, with an annual target cash incentive of 75% of base salary in the case of Mr. Bardis, 50% of base salary in the case of Mr. Ballard and 40% of base salary in the case of Messrs. Garner and Strobel. See the “Annual Cash Incentive Program and Sales Commissions” section of the “Compensation Discussion and Analysis” above for details on increases to NEO annual target cash incentives in 2011.

•

The employment agreements provide that our NEOs will be entitled to receive certain severance payments and benefits following a change in control and/or a termination of employment under certain conditions. See the “Potential Payments Upon Termination or Change in Control” section for details on these provisions.

•

The employment agreements contain standard confidentiality provisions and subject the NEOs to non-competition and non-solicitation obligations during the term of employment: 60 months in the case of Mr. Ballard and 24 months in the cases of Mr. Bardis and Garner. The employment agreement for Mr. Strobel subjects him to non-solicitation obligations during the term of employment and for 24 months following termination of employment for any reason, and to non-competition obligations during the term of employment and for 12 months following termination of employment for any reason following termination of employment for any reason.

Mr. Hobbs’ employment agreement was entered into on January 19, 2012. See the “Compensation Decisions Relating to 2012” section for details.

Separation Agreement with L. Neil Hunn

In September 2011, the Company entered into a separation and release agreement with Mr. Hunn, the Company’s President of Revenue Cycle Technology and an NEO. See the narrative discussion following the “Potential Payments Upon Termination or Change in Control” section for details on this agreement.

Long-Term Performance Incentive Plan

We maintain the Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards (collectively, “Awards”) to our current and prospective employees, non-employee members of the Board of Directors, and other service providers. The Plan was approved by the stockholders of the Company at the Company’s 2008 Annual Meeting of Stockholders. The Plan was designed to promote the creation of long-term value for the Company’s stockholders by aligning the interests of the senior management team with those of the stockholders and to aid in the Company’s ability to attract, retain and motivate qualified individuals to become and remain employees, officers, directors and consultants of the Company. Our Compensation Committee administers the Plan and is authorized to, among other things, designate participants, grant Awards, determine the number of shares of common stock to be covered by Awards and determine the terms and conditions of any Awards, and construe and interpret the Plan and related Award agreements. The Plan initially reserved for issuance a number of shares of common stock equal to the sum of (x) 5,500,000, and (y) the number of shares of our common stock that were available for grant under the Company’s 1999 Stock Incentive Plan and the Company’s 2004 Long-Term Incentive Plan, subject to adjustment in the event of any change in the outstanding common stock or the capital structure of the Company or any other similar corporate transaction or event.

See the “Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis” above for details on equity awards to NEOs in 2011.

Aggregate Stock Option Exercises and Restricted Stock Vested

The following table provides information for stock option award exercises and restricted stock which vested during 2011 including the number of shares acquired upon stock option exercise and the resulting value realized from the exercise; and the number of restricted shares which vested and the resulting value realized. No vested SSARs were exercised by the NEOs in 2011. The amounts shown in the Value Realized on Exercise column equal the number of stock options exercised multiplied by the difference between the fair value of a share of stock at the time of exercise and the stock option exercise price and does not necessarily reflect proceeds actually received by the NEOs. The amounts shown in the Value Realized on Vesting Column equal the number of shares vested multiplied by the closing price of the Company’s stock on the vesting date.

2011 Stock Option Exercises and Restricted Stock Vested Table

	Stock Option Awards		Restricted Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Bardis(1)	70,000	734,058	—	—
Charles O. Garner(2)	2,000	36,240	36,000	333,000
Rand A. Ballard(3)	57,800	664,612	—	—
Gregory A. Strobel	—	—	—	—
Allen W. Hobbs	—	—	—	—
L. Neil Hunn	—	—	—	—

(1)	On June 6, 2011, Mr. Bardis exercised: i) 12,455 stock options with an exercise price of $2.86 and fair value of $13.87; ii) 21,506 stock options with an exercise price of $1.56 and fair value of $13.87; iii) 12,705 stock options with an exercise price of $2.86 and fair value of $13.87; and iv) 3,334 stock options with an exercise price of $2.86 and fair value of $13.87. On August 26, 2011, Mr. Bardis exercised 20,000 stock options with an exercise price of $2.86 and fair value of $10.64.

(2)	On January 7, 2011, Mr. Garner exercised 1,000 stock options with an exercise price of $2.86 and fair value of $20.74. On February 24, 2011, Mr. Garner exercised 1,000 stock options with an exercise price of $2.86 and fair value of $21.22. On December 31, 2011, 36,000 restricted shares for Mr. Garner vested having a fair market value of $9.25 per share.

(3)	On March 7, 2011, Mr. Ballard exercised: i) 16,204 stock options with an exercise price of $9.68 and fair value of $15.69; ii) 3,334 stock options with an exercise price of $2.86 and fair value of $15.69; iii) 12,455 stock options with an exercise price of $2.86 and fair value of $15.69; and iv) 25,807 stock options with an exercise price of $1.56 and fair value of $15.69.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the equity award holdings by the NEOs as of December 31, 2011. Information regarding vesting terms for each grant can be found in the footnotes following the table. For additional information about our equity awards, refer to the “Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis” above.

Outstanding Equity Awards Table (as of December 31, 2011)

Name of Executive	Grant Date		Number of Securities Underlying Unexercised Options/SSARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SSARs Unexercisable (#)	Option/SSAR Exercise Price ($)	Option/SSAR Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock That Have Not Vested (17) ($)
John A. Bardis	9/14/2005	(1)	16,630	—	2.86	9/14/2015	—	—
	7/5/2006	(3)	34,201	—	9.68	7/5/2016	—	—
	10/1/2006	(5)(4)	20,000	—	9.68	10/1/2016	—	—
	9/10/2007	(6)(4)	20,000	—	9.29	9/10/2017	—	—
	9/10/2007	(7)	21,493	3,307	9.29	9/10/2017	—	—
	1/5/2009	(9)	91,157	30,385	14.74	1/5/2016	—	—
	1/5/2009	(10)	—	—	—	—	53,236	492,433
	1/5/2009	(11)	—	—	—	—	53,236	492,433
Charles O. Garner	11/11/2005	(2)	3,200	—	2.86	11/11/2015	—	—
	9/10/2007	(7)	5,467	1,601	9.29	9/10/2017	—	—
	3/25/2008	(8)	5,545	1,689	15.95	3/25/2018	—	—
	1/5/2009	(9)	11,932	3,978	14.74	1/5/2016	—	—
	1/5/2009	(10)	—	—	—	—	6,979	64,556
	1/5/2009	(11)	—	—	—	—	7,066	65,361
	5/9/2011	(14)	—	—	—	—	144,000	1,332,000
	5/9/2011	(15)	16,000	104,000	16.04	5/9/2018	—	—
Rand A. Ballard	7/5/2006	(3)	11,997	—	9.68	7/5/2016	—	—
	10/1/2006	(5)(4)	13,890	—	9.68	10/1/2016	—	—
	9/10/2007	(6)(4)	20,000	—	9.29	9/10/2017	—	—
	9/10/2007	(7)	21,493	3,307	9.29	9/10/2017	—	—
	3/25/2008	(8)	11,563	3,519	15.95	3/25/2018	—	—
	1/5/2009	(9)	66,125	22,041	14.74	1/5/2016	—	—
	1/5/2009	(10)	—	—	—	—	38,617	357,207
	1/5/2009	(11)	—	—	—	—	38,617	357,207
Gregory A. Strobel	9/10/2007	(7)	13,600	6,400	9.29	9/10/2017	—	—
	3/25/2008	(8)	1,930	1,688	15.95	3/25/2018	—	—
	1/5/2009	(9)	7,955	3,978	14.74	1/5/2016	—	—
	1/5/2009	(10)	—	—	—	—	6,979	64,556
	1/5/2009	(11)	—	—	—	—	7,066	65,361
	11/12/2009	(12)	21,667	28,333	22.45	11/12/2016	—	—
	3/3/2011	(13)	30,000	150,000	15.57	3/3/2018	—	—
	11/9/2011	(16)	4,000	116,000	11.58	11/9/2018	—	—
Allen W. Hobbs	7/5/2006	(3)	12,268	—	9.68	7/5/2016	—	—
	9/10/2007	(7)	80,000	—	9.29	9/10/2017	—	—
	3/25/2008	(8)	6,997	2,129	15.95	3/25/2018	—	—
	1/5/2009	(9)	20,984	6,995	14.74	1/5/2016	—	—
	1/5/2009	(10)	—	—	—	—	12,255	113,359
	1/5/2009	(11)	—	—	—	—	12,255	113,359
L. Neil Hunn	7/5/2006	(3)	12,000	—	9.68	7/5/2016	—	—
	9/10/2007	(7)	44,759	—	9.29	9/10/2017	—	—
	9/17/2007	(7)	32,666	—	9.29	9/17/2017	—	—
	3/25/2008	(8)	10,808	—	15.95	3/25/2018	—	—
	1/5/2009	(9)	31,565	—	14.74	1/5/2016	—	—

(1)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on October 1, 2005, such that 100% of the options were fully vested on September 1, 2010.

(2)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on November 1, 2005, such that 100% of the options were fully vested on October 1, 2010.

(3)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on August 1, 2006, such that 100% of the options were fully vested on July 1, 2011.

(4)	These stock option grants were awarded as compensation for service on our Board of Directors. Starting in 2008, the Company discontinued its practice of granting equity awards to management directors based on their board service.

(5)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on October 1, 2006, such that 100% of the options were fully vested on September 1, 2009.

(6)	These stock options vest equally (over the course of 36 months) on the first day of each month beginning on September 1, 2007, such that 100% of the options were fully vested on August 1, 2010.

(7)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on September 1, 2007, such that 100% of the options will be fully vested on August 1, 2012.

(8)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on March 1, 2008, such that 100% of the options will be fully vested on February 1, 2013.

(9)	These service-based SSARs vest 25% annually beginning on December 31, 2009.

(10)	These service-based shares of restricted stock vest 100% on December 31, 2012.

(11)	These shares of restricted stock vest if the participant remains employed by the Company through December 31, 2012. The performance criteria of the original award (a 15% compounded annual growth rate of Adjusted EPS for the three-year period ended December 31, 2011) was achieved which resulted in 50% of the shares vesting and 50% of the shares being forfeited. See the “Long-Term Equity Incentives” section of the “Compensation Discussion and Analysis” above for more details.

(12)	These stock options vest equally (over the course of 60 months) on the first day of each month beginning on November 1, 2009, such that 100% of the options will be fully vested on October 1, 2014.

(13)	These SSARs vest equally (over the course of 60 months) beginning on March 1, 2011 such that 100% of the SSARs will be fully vested on February 1, 2016.

(14)	These shares of restricted stock vest 20% annually beginning on December 31, 2011 such that all shares will be fully vested on December 31, 2016.

(15)	These SSARs vest equally (over the course of 60 months) beginning on May 1, 2011 such that 100% of the SSARs will be fully vested on April 1, 2016.

(16)	These SSARs vest equally (over the course of 60 months) beginning on November 1, 2011 such that 100% of the SSARs will be fully vested on October 1, 2016.

(17)	The market value is computed using the closing market price ($9.25) of the company’s stock on December 31, 2011.

Potential Payments Upon Termination or Change In Control

The information in the table below describes and quantifies certain estimated compensation that would become payable following a change in control or termination of employment of certain of our NEOs. The table assumes that the change in control or termination of employment occurred on December 31, 2011. The compensation shown below does not include any unvested equity awards which were “underwater” on this date or forms of compensation generally available to all salaried employees upon termination of employment, such as distributions under the Savings Plan, disability benefits and accrued vacation pay. Mr. Hobbs would not have been entitled to receive any severance benefits had his employment terminated on December 31, 2011 since his employment agreement was not in effect on such date. Mr. Hobbs resigned from the Company effective May 4, 2012. Under the terms of his employment agreement with the Company, Mr. Hobbs is entitled to receive, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates: (i) full vesting of all equity awards; (ii) one year of salary ($341,810) and target annual cash incentive ($136,724) payable in substantially equal installments over the 12 month period following his termination date; and (iii) an additional cash amount of $45,000. Mr. Hunn is not included in the table below because he was not employed as of December 31, 2011. For more information regarding the amounts payable to Mr. Hunn in connection with this termination, as well as the material conditions and obligations under the NEOs employment agreements, refer to the narrative discussion following the table and footnotes below.

	Event	Salary ($)(6)	Target Cash Incentive ($)(6)	Lump Sum ($)	Value of Unvested Restricted Stock Awards ($)(7)	Total ($)
John A. Bardis	(1)	—	—	—	984,866	984,866
	(2)	1,711,662	1,283,747	45,000	984,866	4,025,275
	(3)	1,141,108	855,831	45,000	984,866	3,026,805
	(4)	—	427,916	—	—	427,916
	(5)	—	—	—	—	—
Charles O. Garner	(1)	—	—	—	1,461,916	1,461,916
	(2)	700,000	280,000	45,000	1,461,916	2,486,916
	(3)	350,000	140,000	45,000	1,461,916	1,996,916
	(4)	—	140,000	—	—	140,000
	(5)	—	—	—	—	—
Rand A. Ballard	(1)	—	—	—	714,415	714,415
	(2)	1,325,595	662,798	45,000	714,415	2,747,808
	(3)	883,730	441,865	45,000	714,415	2,085,010
	(4)	—	220,933	—	—	220,933
	(5)	—	—	—	—	—
Gregory A. Strobel	(1)	—	—	—	—	—
	(2)	700,000	280,000	45,000	129,916	1,154,916
	(3)	350,000	140,000	45,000	129,916	664,916
	(4)	—	140,000	—	—	140,000
	(5)	—	—	—	—	—

Events:

(1)	Change in Control. Pursuant to the terms of certain of the NEO equity agreements: in the event of a change in control (other than Mr. Strobel’s equity agreements), all equity awards held which have not previously vested prior to the date of such change in control fully vest upon such change in control.

(2)	Change in Control and Qualifying Termination. Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by us without “cause” or by the NEO with “good reason” within the two-year period following a change in control, the NEO will be entitled to, subject to the execution of a release: (i) full vesting of all equity awards; (ii) three times (or, in the case of Messrs. Garner and Strobel two times) salary and annual target cash incentive amounts; and (iii) $45,000.

(3)	Qualifying Termination Other Than in Connection With a Change in Control. Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by us without “cause” or by the NEO with “good reason” at any time (other than during the two years following a change in control), the NEO will be entitled to, subject to the execution of a release: (i) full vesting of all equity awards; (ii) two times (or, in the case of Messrs. Garner and Strobel one year of) salary and target annual cash incentive payments; and (iii) $45,000.

(4)	Termination by Death or Disability. Pursuant to the terms of the NEO employment agreements: in the event that the NEO’s employment is terminated by virtue of his death or disability, the target cash incentive for 2011 would be earned assuming the company’s financial performance objectives were achieved.

(5)	Termination for Cause or Voluntary Resignation. Pursuant to the terms of the NEO employment agreements: in the event that an NEO’s employment is terminated by us with “cause” or voluntarily by the NEO, no obligation exists.

(6)	The salary amounts and target cash incentives are based on annual base salaries as of December 31, 2011.

(7)	The amounts in this column are based on the fair value of those unvested shares of restricted stock which were outstanding as of December 31, 2011. The amounts are calculated by taking the fair value per share of stock ($9.25, closing price on December 30, 2011) multiplied by the number of shares of restricted stock.

Separation Agreement with L. Neil Hunn

In September 2011, the Company entered into a separation and release agreement (“Separation Agreement”) with Mr. Hunn, the Company’s President of Revenue Cycle Technology and an NEO. Pursuant to the Separation Agreement, subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates and in lieu of any separation payments pursuant to his employment agreement, Mr. Hunn will be entitled to: (i) $570,000 in separation pay, of which, subject to any requirement to delay payments pursuant to Section 409A of the Internal Revenue Code, $525,000 will be paid in substantially equal installments over the 18 month period beginning on his last day of employment, except that the first payment will not be made until the first regularly scheduled pay period following the 60th day from his last day of employment and such first payment will include a catch-up payment for any installments that accrued during the 60-day waiting period plus the additional $45,000, and (ii) an extension to March 29, 2013 of the time period during which Mr. Hunn may exercise any outstanding equity rights that have fully vested to him as of the last day of employment. The Separation Agreement also contains a mutual general release of claims, except that the Company has not released Mr. Hunn for any claims for fraud, willful misconduct, gross negligence, embezzlement, or misappropriation. Mr. Hunn’s employment agreement (including the applicable restrictive covenants) as previously disclosed will remain in full force and effect, except as explicitly modified by the Separation Agreement.

BOARD OF DIRECTORS

PROPOSAL NO. 1 — Election of Directors

The Board of Directors consists of nine members. In accordance with the terms of our amended and restated certificate of incorporation, the Board of Directors is divided into three staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Each of the three individuals identified below has been nominated to stand for election for a three-year term that expires at the 2015 annual meeting of the Company’s stockholders. Each of these individuals has consented to be named as a nominee in this proxy statement and to serve as a director until the expiration of his respective term and until such nominee’s successor has been elected or qualified or until the earlier resignation or removal of such nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S NOMINEES ON THE ENCLOSED PROXY CARD.

Should any one or more of the nominees named in this proxy statement become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, unless the Board of Directors by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

The Board has nominated Messrs. C.A. Lance Piccolo, Samuel K. Skinner and Bruce F. Wesson for election as Class II directors at our 2012 Annual Meeting of Stockholders for a term of three years to serve until the 2015 annual meeting of stockholders, and until their respective successors have been elected and qualified. The Class III directors (Messrs. John A. Bardis, Harris Hyman IV and Terrence J. Mulligan) and the Class I directors (Messrs. Rand A. Ballard, Vernon R. Loucks, Jr. and Mr. John C. Rutherford) will serve until the annual meetings of stockholders to be held in 2013 and 2014, respectively, and until their respective successors have been elected and qualified.

The following is a brief listing of the term as a director of our Board, principal occupation, business experience and other directorships of the nominees for election as Class II Directors.

Nominees for Directors in Class II

(The term of these nominee directors would expire at the annual meeting of stockholders in 2015)

C.A. (Lance) Piccolo has served as one of our directors since April 2004 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. Mr. Piccolo has been the President and Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo served on the Board of Directors of Chemtura Corporation from 1999 to 2009. Mr. Piccolo serves on the Board of Directors of American TeleCare, Inc., CVS Caremark Corporation, NovaMed, Inc. and Fidelis SeniorCare, Inc. Mr. Piccolo is a trustee of Boston University and a member of the Kellogg Graduate School of Management Advisory Board of Northwestern University. Mr. Piccolo holds a Bachelor of Science degree from Boston University. Mr. Piccolo is a veteran of the U.S. Marine Corps. Mr. Piccolo’s extensive experience serving on the boards of directors of other publicly traded companies in the healthcare industry provides an important viewpoint for the Board of Directors.

Samuel K. Skinner has served as one of our directors since November 2009 and is a member of the Compensation, Governance and Nominating Committee of the Board of Directors. He is the retired Chairman, President and CEO of U.S. Freightways Corporation. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois (Urbana) and a J.D. degree from DePaul University Law School. Mr. Skinner was previously President of the Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). After retiring from Commonwealth Edison Company and Unicom, Mr. Skinner served as Co-Chairman of Hopkins & Sutter, a national law firm based in Chicago. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation and was credited with numerous successes, including the development of the President’s National Transportation Policy and the passage of landmark aviation and surface transportation legislation. From 1968 to 1977, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and was United States Attorney from 1975 to 1977. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm Sidley & Austin. Mr. Skinner served on the Board of Directors for Dade Behring Inc. from 2005 to 2009, Midwest Air Group, Inc. from 1996 to 2008 and APAC Customer Services, Inc. from 2006 to 2012. Additionally, Mr. Skinner serves on the board of directors of Navigant Consulting Inc., Express Scripts Inc., Echo Global Logistics, Inc. and CBOE Holdings. In addition to his significant business experience, Mr. Skinner’s experience in government and law provides and important perspective to the Board of Directors with respect to the legal and regulatory framework in which the Company operates.

Bruce F. Wesson has served as one of our directors since June 1999 and currently serves as Vice-Chairman of our Board of Directors and Chairman of the Audit Committee of the Board of Directors. Mr. Wesson is Founding Partner Emeritus at Galen Management, a healthcare venture firm, after serving as Managing Director from 1990 to 2011 as well as general partner of Galen Partners, L.P. over the same period. Mr. Wesson served over twenty three years with the Corporate Finance Division of Smith Barney, Harris Upham & Co. Inc. (“Smith Barney”), an investment banking firm, most recently as Senior Vice President and Managing Director. While at Smith Barney, Mr. Wesson headed the “Major Account Group”, which was responsible for many of the firm’s largest accounts. He also chaired the Valuation Committee, which supervised all valuation opinions provided by the firm. Mr. Wesson served as a director of Chemtura Corporation from 1980 to 2010. Mr. Wesson serves as a Director and as a member of the Compensation and Audit Committees of Acura Pharmaceuticals, Inc., a specialty pharmaceutical company. In addition, Mr. Wesson has served as a Director (since 2006), including as Vice Lead Director (since 2008) of Derma Sciences, Inc., a manufacturer of dermatological products and also serves on the Board of Directors for several privately held companies. Mr. Wesson holds a B.A. from Colgate University and a M.B.A. from Columbia Graduate Business School. Mr. Wesson’s experience as Senior Vice President and Managing Director of Smith Barney’s Corporate Finance Department and as the founder of Galen Partners, a health care private equity firm, brings to the board extensive knowledge of the capital markets and corporate finance, as well as entrepreneurial experience.

APPOINTMENT OF AUDITORS

PROPOSAL NO. 2 — Ratification of the Appointment of Auditors

The Board of Directors upon the recommendation of the Audit Committee has retained KPMG LLP as independent registered public accounting firm to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2012 and to perform such other services as may be required of them.

The Board of Directors has directed that management submit the appointment of the independent registered public accounting firm, KPMG LLP, for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3 — Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act.

As described in detail under the heading “Compensation Discussion and Analysis” our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific annual and long-term financial, strategic and corporate goals. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the fiscal year 2011 compensation of our named executive officers.

The Compensation Committee frequently reviews the compensation programs for our named executive officers to ensure the achievement of the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review and analysis process, over the course of fiscal years 2010 and 2011, the Compensation Committee made the following changes to our executive compensation practices:

•

modified the Company’s policy regarding executive perquisites, effective January 2010, which eliminated financial planning fees and memberships — all executives (including NEOs) are now afforded the same type of benefits;

•	adopted minimum stock ownership requirements for NEOs, effective February 2010; and

•	amended and restated all NEO employment agreements, effective May 2011, to eliminate the excise tax gross-up provision following a change in control.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER VOTING MATTERS

Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxy holders will vote upon them in accordance with their best judgment.

CERTAIN RELATIONSHIPS

Registration Rights Agreement

We are a party to a registration rights agreement with certain holders of our common stock and certain of our employees, including affiliates of Galen Management, LLC, Parthenon Capital, LLC and Messrs. Terrence J. Mulligan, John A. Bardis and Scott E. Gressett. The shares of stock held by these parties are referred to as registrable securities. Under the terms of the registration rights agreement, we have, among other things:

•	agreed to use our diligent best efforts to effect up to two registered offerings upon request from certain holders of our common stock;

•

agreed to use our best efforts to qualify for registration on Form S-3, following which holders of registrable securities party to the registration rights agreement will have the right to request an unlimited amount of registrations on Form S-3; and

•

granted certain incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement if we determine to register any of our securities under the Securities Act, either for our own account or for the account of other security holders.

Our obligation to effect any demand for registration by the holders of our common stock discussed in the first and second bulleted item above is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of certain thresholds specified in the registration rights agreement. We may, in certain circumstances, defer any registration. In an underwritten offering, the representative of underwriters, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include.

In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions applicable to the sale of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Review, Approval or Ratification of Transactions with Related Parties

Our Board of Directors has adopted certain policies and procedures with respect to related party transactions. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial holders of more than 5% of our common stock (on an as converted basis), or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our audit committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related party transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers.

All related party transactions will be approved by our audit committee. Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, the audit committee is required to obtain, or is required to direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

Following receipt of the necessary information, a discussion is required to be held of the relevant factors, if deemed to be necessary by the committee, prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. No related party transaction is permitted to be entered into prior to the completion of these procedures.

The audit committee is required to approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee determines in good faith to be necessary. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Arrangement with JJB Aviation, LLC

We have an agreement with John A. Bardis, our chief executive officer, for the use of an airplane owned by JJB Aviation, LLC (“JJB”), a limited liability company owned by Mr. Bardis. We pay Mr. Bardis at market-based rates for the use of the airplane for business purposes. The audit committee of the board of directors reviews such usage of the airplane annually. During the fiscal year ended December 31, 2011 and fiscal quarter ended March 31, 2012, we incurred charges of approximately $2,191,000 and 475,000, respectively, related to transactions with Mr. Bardis.

Employment of Messrs. Daniel Mulligan and Kevin Patterson

Daniel Mulligan (“Mr. Mulligan”), the son of Terrence J. Mulligan, a Company director, is employed by the Company as senior vice president, deputy general counsel. Mr. Mulligan’s annual base salary is $180,125, and he is eligible for an annual cash incentive of up to 20% of salary earned. Kevin Patterson, the son-in-law of C.A. Lance Piccolo, a Company director, is employed as a regional vice president in the Company’s spend and clinical resource management business. Mr. Patterson’s annual base salary is $115,000. Additionally, Mr. Patterson earned $39,633 in commissions for 2011.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

To date, the Board has not developed formal processes by which stockholders may communicate directly with directors because it believes that the existing informal process, in which any communication sent to the Board, either generally or in care of the Chief Executive Officer, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the stockholders’ needs. In view of disclosure requirements by the SEC related to this issue, the Company may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Alpharetta, Georgia. The mailing envelope must contain a clear notation indicating the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication”. All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Such communications will be forwarded to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

STOCKHOLDER PROPOSALS — 2013 ANNUAL MEETING

Any proposals of stockholders of the Company intended to be included in the Company’s proxy statement and form of proxy relating to the Company’s next annual meeting of stockholders must be in writing and received by the Secretary of the Company at the Company’s office at 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on or after February 21, 2013 but no later than March 23, 2013. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 21, 2013, in order to be timely, notice by the stockholder must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.

For any other proposal that a stockholder wishes to have considered at the 2013 annual meeting of the Company’s stockholders, and for any nomination of a person for election to the Board at the 2013 annual meeting of the Company’s stockholders, the Company must have received written notice of such proposal or nomination during the period beginning February 21, 2013 but no later than March 23, 2013. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 21, 2013, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, our by-laws, and the rules and regulations of the SEC.

Any stockholder interested in making a proposal is referred to Article II, Section 4 of our by-laws.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

SOLICITATION OF PROXIES

Proxies in the form enclosed are being solicited by the Board of Directors. Proxies may be solicited by mail, advertisement, telephone, facsimile, telegraph and email, and personally by directors or executive officers. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules promulgated by the SEC and applicable stock exchanges.

The total cost of solicitation of proxies with respect to the Annual Meeting will be borne by the Company. MacKenzie Partners, Inc. has been retained to assist in soliciting proxies for a fee of $6,000 plus distribution costs and other costs and expenses.

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Investor Relations, MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022, (866) 323-6332.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, the Company, at the address or telephone number provided above.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Proxy, as well as directions to the location of the Annual Meeting, are available to all investors on the internet in the Investor Relations section of the Company’s website at www.medassets.com and will be provided to any stockholder of record at the close of business on April 25, 2012 without charge upon written request to MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022, Attention: Investor Relations.

By order of the Board of Directors,

John A. Bardis
Chairman, President and Chief Executive Officer

MEDASSETS, INC.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 20, 2012.

Vote by Internet • Go to www.investorvote.com/MDAS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. To elect three Class II directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - C.A. Lance Piccolo	☐	☐	02 - Bruce F. Wesson	☐	☐	03 - Samuel K. Skinner	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of KPMG LLP, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.	☐	☐	☐	3. To approve the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — MEDASSETS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Jonathan H. Glenn and John A. Bardis and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of MEDASSETS, INC. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 200 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on June 21, 2012 at 11:00 a.m. (local time) and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such stock.

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof. If no instruction to the contrary is indicated, this Proxy will be voted FOR Proposals 1, 2 and 3.

PLEASE COMPLETE THIS PROXY AND DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE EITHER BY INTERNET OR TELEPHONE.

Please return this proxy in the accompanying business reply envelope even if you expect to attend in person.

(continued and to be signed on reverse side)